Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210340

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 23, 2016.

Prospectus Supplement

(To Prospectus dated March 23, 2016)

$750,000,000

AMC Networks Inc.

    % Senior Notes due 2024

We are offering $750.0 million aggregate principal amount of our     % senior notes due 2024 (the “Notes”).

We will pay interest on the Notes semi-annually on April 1 and October 1 of each year, commencing on October 1, 2016. The Notes will mature on April 1, 2024.

We have the option to redeem all or a portion of the Notes at any time on or after July 15, 2016 and prior to April 1, 2020 at a redemption price equal to 100% of the principal amount of Notes redeemed plus a “make-whole” amount, as described under “Description of Notes—Optional Redemption,” together with accrued and unpaid interest. We have the option to redeem all or a portion of the Notes at any time on or after April 1, 2020 at the redemption prices specified under “Description of Notes—Optional Redemption,” together with accrued and unpaid interest. In addition, we have the option to redeem up to 35% of the original aggregate principal amount of the Notes (plus any Additional Notes) at any time on or after July 15, 2016 and prior to April 1, 2019 with the net cash proceeds from certain equity offerings at the redemption price specified under “Description of Notes—Optional Redemption,” together with accrued and unpaid interest. There is no sinking fund for the Notes.

The Notes and the guarantees are AMC Networks’ general unsecured senior obligations and will rank equally with all of AMC Networks’ and the guarantors’ existing and future unsecured and unsubordinated indebtedness, but will be effectively subordinated to all of AMC Networks’ and the guarantors’ existing and future secured indebtedness, including all borrowings and guarantees under AMC Networks’ senior secured term loan A facility and revolving credit facility, as amended (collectively, the “Credit Facility”), to the extent of the assets securing that indebtedness. The Notes and the guarantees will rank structurally behind all of the existing and future liabilities of AMC Networks’ subsidiaries that are not guarantors, including trade payables. The Notes and the guarantees will rank equally with any of AMC Networks’ and the guarantors’ existing and future senior unsecured debt, including AMC Networks’ 7.75% senior notes due 2021 (the “7.75% Notes”) and the 4.75% senior notes due 2022 (the “4.75% Notes”), and ahead of any of AMC Networks’ and the guarantors’ future debt that expressly provides for its subordination to the Notes. The Notes will be guaranteed on a senior unsecured basis by each of AMC Networks’ existing and future domestic restricted subsidiaries, subject to certain exceptions. See “Capitalization” for additional information concerning AMC Networks’ indebtedness and the indebtedness of AMC Networks’ subsidiaries.

Investing in the Notes involves risks. You should consider carefully the risk factors beginning on page S-8 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Initial Public Offering Price (1)		Underwriting Discount		Proceeds, Before Expenses, to Us (1)
Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the date of original issuance.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

The underwriters named below expect to deliver the Notes to purchasers in book-entry form through The Depository Trust Company and its participants, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme on or about March     , 2016.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley

Citigroup	J.P. Morgan	Barclays
BNP PARIBAS	Credit Agricole CIB	Scotiabank
SunTrust Robinson Humphrey	US Bancorp	Fifth Third Securities
Goldman, Sachs & Co.		UBS Investment Bank

The date of this prospectus supplement is March    , 2016.

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes we currently are offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering of Notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

In this prospectus supplement, except as otherwise indicated herein, references to “AMC Networks,” the “Company,” “we,” “us” or “our” each refer collectively to AMC Networks Inc. and its subsidiaries and, in the context of the Notes, “AMC Networks,” the “Company,” “we,” “us” and “our” only refer to AMC Networks Inc., the issuer of the Notes.

S-ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans” and similar words and terms used in the discussion of future operating results and future financial performance identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•	market demand for our programming networks and our programming;

•	demand for advertising inventory;

•	the highly competitive nature of the cable, telecommunications and digital programming industries;

•	our ability to maintain and renew distribution or affiliation agreements with video programming distributors;

•	the cost of, and our ability to obtain or produce, desirable programming content for our networks, other forms of distribution, including digital and licensing in international markets, as well as our independent film distribution business;

•	market demand for our owned original programming and our independent film content;

•	the security of our program rights and other electronic data;

•	the loss of any of our key personnel and artistic talent;

•	changes in domestic or foreign laws or regulations under which we operate;

•	economic and business conditions and industry trends in the countries in which we operate;

•	fluctuations in currency exchange rates and interest rates;

•	changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.S. or in the countries in which we operate;

•	our substantial debt and high leverage;

•	reduced access to capital markets or significant increases in costs to borrow;

•	the level of our expenses;

•	the level of our capital expenditures;

•	future acquisitions and dispositions of assets;

•	our ability to successfully acquire new businesses and, if acquired, to integrate, and implement our plan with respect to businesses we acquire;

•	problems we may discover post-closing with the operations, including the internal controls and financial reporting process, of businesses we acquire;

•	changes in the nature of key strategic relationships with partners and joint ventures;

•	the outcome of litigation and other proceedings;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

S-iii

•	other risks and uncertainties inherent in our programming and distribution business;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate;

•	events that are outside our control, such as political unrest in international markets, terrorist attacks, natural disasters and other similar events; and

•	the factors described in our filings with the SEC, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K, and in this prospectus supplement and the accompanying prospectus, including under the section “Risk Factors.”

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus might not occur.

S-iv

OFFERING SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-8 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing the Notes.

AMC Networks

AMC Networks owns and operates several of the most recognized brands in television, delivering high quality content to audiences and a valuable platform to distributors and advertisers. We have operated in the cable programming industry for more than 30 years, and, over this time, we have continually enhanced the value of our network portfolio. Our programming networks are well known and well regarded by our key constituents—our viewers, distributors and advertisers—and have developed strong followings within their respective targeted demographics, increasing their value to distributors and advertisers.

In the United States (“U.S.”), our programming networks are AMC, WE tv, BBC AMERICA (our joint venture with BBC Worldwide Americas, Inc.), IFC and SundanceTV. Each of our programming networks have established themselves within their respective markets. Our deep and established presence in the industry and the recognition we have received for our brands through industry awards and other honors lend us a high degree of credibility with distributors and content producers, and help provide us with stable affiliate and studio relationships, advantageous channel placements and heightened viewer engagement. Over the past several years, we have begun to produce some of our own original programming. Our ability to produce owned high quality content has provided us with the opportunity to distribute such content on platforms other than our domestic networks. We have principally licensed content for linear distribution internationally, digital distribution, home video and syndication.

Internationally, we deliver programming that reaches subscribers in more than 140 countries and territories, including countries and territories in Europe, Latin America, the Middle East and parts of Asia and Africa. The global division of the Company, AMC Networks International consists of global brands, including Sundance Channel and AMC, in the movie and entertainment programming genres, as well as popular, locally recognized channels in various other programming genres.

We earn revenue principally from the distribution of our programming and the sale of advertising. Distribution revenues primarily include affiliation fees paid by distributors to carry our programming networks as well as revenue earned from the licensing of original programming for digital, foreign and home video distribution. In 2015, distribution revenues and advertising sales accounted for 60% and 40% of our consolidated revenues, net, respectively. No customer accounted for more than 10% of consolidated revenues, net for the year ended December 31, 2015.

For a further discussion of our businesses, we urge you to read our Form 10-K incorporated by reference herein. See “Where You Can Find More Information” herein.

Tender Offer

On March 23, 2016, we commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of the outstanding 7.75% Notes, thereby effectively refinancing our 7.75% Notes. The Tender Offer will expire at

5:00 p.m., New York City time, on March 29, 2016 (the “Expiration Time”), subject to any extension. Holders of 7.75% Notes who validly tendered and do not withdraw their 7.75% Notes at or prior to the Expiration Time will receive payment in the amount of $1,058.57 per $1,000 principal amount of the 7.75% Notes tendered, together with accrued and unpaid interest up to but not including the purchase date.

The Tender Offer is being made on the terms and subject to the conditions set forth in an Offer to Purchase relating thereto (the “Offer to Purchase”). Nothing in this prospectus supplement shall be construed as an offer to purchase any outstanding 7.75% Notes. The Tender Offer is being made solely pursuant to, and will be governed by, the Offer to Purchase. The Tender Offer is conditioned upon the consummation of this offering. If fully subscribed, we expect that the Tender Offer will cost approximately $742.0 million. See “Use of Proceeds” and “Capitalization.” We cannot assure you that the Tender Offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of our 7.75% Notes will be tendered and cancelled pursuant to the Tender Offer. This offering is not conditioned upon the consummation of the Tender Offer. We intend, but are not obligated, to redeem any 7.75% Notes not tendered.

We will use the remaining proceeds not applied to the Tender Offer for general corporate purposes, which may include the redemption of any 7.75% Notes not tendered. For a discussion of the terms of our 7.75% Notes, see our Form 10-K and the notes to the financial statements included therein and incorporated by reference in this prospectus supplement.

This prospectus supplement does not constitute an offer to purchase or a solicitation of an offer to sell any of our 7.75% Notes and does not constitute a notice of redemption of the 7.75% Notes.

The Offering

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more detailed description of the Notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities We May Offer” in the accompanying prospectus.

Issuer	AMC Networks Inc.

11 Penn Plaza

New York, New York 10001

(212) 324-8500

Notes Offered	$750.0 million aggregate principal amount of % senior notes due 2024.

Maturity	The Notes will mature on April 1, 2024.

Interest Rate	The Notes will bear interest from March , 2016 at the rate of % per annum, payable semiannually in arrears.

Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2016.

Optional Redemption	We may redeem the Notes, in whole or in part, at any time on or after July 15, 2016 and prior to April 1, 2020 at a redemption price equal to 100% of the principal amount of Notes redeemed plus a “make-whole” amount, together with accrued and unpaid interest. We may redeem the Notes, in whole or in part, at any time on or after April 1, 2020 at the redemption prices specified elsewhere in this prospectus supplement plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 35% of the original aggregate principal amount of the Notes (plus any Additional Notes) at any time on or after July 15, 2016 and prior to April 1, 2019 with the net cash proceeds from certain equity offerings at the redemption price specified elsewhere in this prospectus supplement plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption” herein.

Ranking

The Notes and the guarantees are AMC Networks’ general unsecured senior obligations and will rank equally with all of AMC Networks’ and the guarantors’ existing and future unsecured and unsubordinated indebtedness, but will be effectively subordinated to all of AMC Networks’ and the guarantors’ existing and future secured indebtedness, including all borrowings and guarantees under the Credit Facility, to the extent of the assets securing that indebtedness. The Notes and the guarantees will rank structurally behind all of the existing and future liabilities and preferred stock (including redeemable noncontrolling interests) of AMC Networks’ subsidiaries that are not guarantors, including trade payables. The Notes and the guarantees will rank equally with any of AMC Networks’ and the guarantors’ existing and future senior unsecured debt, including the 7.75% Notes and the 4.75% Notes, and ahead of any of AMC Networks’ and the guarantors’ future debt that expressly provides for its subordination to the Notes. The Notes will be guaranteed on a senior unsecured basis by each of AMC Networks’ existing and future domestic restricted subsidiaries, subject to certain exceptions. See “Capitalization” for additional information concerning AMC Networks’ indebtedness and the indebtedness of AMC Networks’ subsidiaries.

After giving effect to this offering of Notes and the application of the proceeds therefrom as set forth under “Capitalization,” including to fund the Tender Offer, and assuming that all of the existing 7.75% Notes were tendered for repurchase pursuant to the terms of the Offer to Purchase, as of December 31, 2015:

•	AMC Networks would have had approximately (1) $1.41 billion principal amount of secured indebtedness under our term loan A facility, (2) approximately $1.35 billion principal amount of senior unsecured indebtedness, including the Notes offered hereby and (3) an additional $500 million of availability under our secured revolving credit facility;

•	AMC Networks’ Restricted Subsidiaries would have had approximately (1) $1.41 billion principal amount in secured indebtedness under our term loan A facility (consisting of guarantees of the senior secured indebtedness of the Company) and (2) approximately $1.35 billion principal amount of senior unsecured indebtedness (consisting of guarantees of the senior unsecured indebtedness of the Company); and

•	AMC Networks and its Restricted Subsidiaries would have had approximately $33 million of capital lease obligations and other indebtedness.

The foregoing amounts do not include trade payables and preferred stock (including redeemable noncontrolling interests) and other obligations of our subsidiaries that will not guarantee the Notes, to which the Notes are effectively subordinated. Under “Capitalization” below, we provide additional information concerning our indebtedness and the indebtedness of our subsidiaries.

Certain Restrictions	The indenture for the Notes (the “Shelf Indenture”), among other things, contains restrictions on our ability and the ability of our Restricted Subsidiaries to:

•	incur additional indebtedness,

•	make certain dividend payments or payments to redeem or retire capital stock,

•	invest in unrestricted subsidiaries or affiliates,

•	engage in certain transactions with affiliates,

•	incur liens, and

•	merge or consolidate with or transfer all or substantially all of our assets to another entity.

These covenants are described in greater detail under “Description of Debt Securities We May Offer—Certain Covenants” in the accompanying prospectus. They are subject to important exceptions and qualifications, which are also described under “Description of Debt Securities We May Offer—Certain Covenants” in the accompanying prospectus.

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $ million, after deducting the underwriting discounts and commissions and estimated expenses payable by us. We intend to use such proceeds to fund the Tender Offer. We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include the redemption of any 7.75% Notes not tendered. See “Use of Proceeds.”

Risk Factors	Investing in the Notes involves risks. You should consider carefully all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should consider carefully the specific risks set forth in “Risk Factors” beginning on page S-8 for a discussion of certain risks in making an investment in the Notes.

Further Issuances	We may issue additional notes ranking equally with the Notes (in the same form and terms other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue). Such notes may form a single series with the Notes.

Trustee	U.S. Bank National Association

Governing Law	The Shelf Indenture provides that the Shelf Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

No Listing	We do not intend to list the Notes on any securities exchange or to include them in any automated quotation system. The Notes will be new securities for which there currently is no public market. In this prospectus supplement, see “Risk Factors—An active public market may not develop for the Notes, which may hinder your ability to liquidate your investment.”

AMC Networks Inc.

Selected Financial Data

The operating, balance sheet and other financial data included in the following selected financial data as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 have been derived from the audited annual consolidated financial statements of the Company incorporated by reference herein. The operating, balance sheet and other financial data included in the following selected financial data as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011 have been derived from the annual audited consolidated financial statements of the Company, which are not incorporated by reference herein. The financial information presented below does not necessarily reflect what our results of operations and financial position would have been through 2011 if we had operated as a separate publicly-traded entity prior to July 1, 2011. The selected financial data presented below should be read in conjunction with the annual consolidated financial statements, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-K, incorporated by reference herein.

	Years Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share amounts)
Operating Data:
Revenues, net	$2,580,935	$2,175,641	$1,591,858	$1,352,577	$1,187,741
Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	1,137,133	983,575	662,233	507,436	425,961
Selling, general and administrative	636,580	560,950	425,735	396,926	335,656
Restructuring expense	14,998	15,715	—	(3)	(240)
Depreciation and amortization	83,031	69,048	54,667	85,380	99,848
Litigation settlement gain	—	—	(132,944)	—	—

Total operating expenses	1,871,742	1,629,288	1,009,691	989,739	861,225

Operating income	709,193	546,353	582,167	362,838	326,516

Other income (expense)	(126,399)	(149,325)	(113,166)	(140,564)	(115,906)
Income from continuing operations before income taxes	582,794	397,028	469,001	222,274	210,610
Income tax expense	(201,090)	(129,155)	(178,841)	(86,058)	(84,248)

Income from continuing operations	381,704	267,873	290,160	136,216	126,362
(Loss) income from discontinued operations, net of income taxes	—	(3,448)	—	314	92

Net income including noncontrolling interests	381,704	264,425	290,160	136,530	126,454
Net (income) loss attributable to noncontrolling interests	(14,916)	(3,628)	578	—	—

Net income attributable to AMC Networks’ stockholders	$366,788	$260,797	$290,738	$136,530	$126,454

Income from continuing operations per share:
Basic	$5.06	$3.67	$4.06	$1.94	$1.82
Diluted	$5.01	$3.63	$4.00	$1.89	$1.79

Balance Sheet Data, at period end:
Cash and cash equivalents	$316,321	$201,367	$521,951	$610,970	$215,836
Total assets	4,264,915	3,949,826	2,612,641	2,576,639	2,159,514
Long-term debt (including capital leases)	2,701,148	2,763,144	2,147,240	2,149,397	2,282,537
Stockholders’ deficiency	(39,277)	(371,755)	(571,519)	(882,352)	(1,036,995)

Other Financial Data:
AOCF (a)	$838,242	$659,479	$524,189	$465,417	$441,713

(a)	We define Adjusted Operating Cash Flow (“AOCF”), which is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”), as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, restructuring expense or credit and the litigation settlement gain recorded in connection with the settlement with DISH Network. The following is a reconciliation of operating income to AOCF for the periods for which AOCF is presented above:

	Years Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Operating income	$709,193	$546,353	$582,167	$362,838	$326,516
Share-based compensation expense	31,020	28,363	20,299	17,202	15,589
Depreciation and amortization	83,031	69,048	54,667	85,380	99,848
Litigation settlement gain	—	—	(132,944)	—	—
Restructuring expense	14,998	15,715	—	(3)	(240)

AOCF	$838,242	$659,479	$524,189	$465,417	$441,713

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on an historical basis for the periods indicated:

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges (1)	5.3	3.9	4.9	2.7	3.1

(1)	For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of pre-tax income from continuing operations, plus fixed charges, and (b) fixed charges is defined as interest expense (including amortization of deferred financing costs) and the estimated portion of operating expense deemed by management to represent the interest component of rent expense.

Assuming that all of our outstanding 7.75% Notes were tendered and purchased by us in the Tender Offer, the resulting pro forma ratio of earnings to fixed charges would have been 4.2 for the year ended December 31, 2015 had the issuance of the Notes and the corresponding tender and purchase of the all of the outstanding 7.75% Notes occurred on January 1, 2015. The pro forma ratio of earnings to fixed charges does not necessarily represent what the actual ratio of earnings to fixed charges would have been had the transactions occurred as assumed.

RISK FACTORS

An investment in the Notes involves risks, including risks inherent in our business. You should consider carefully the risks described below and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, which Annual Report on Form 10-K is incorporated by reference in this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

Risks Relating to Our Business

Our business depends on the appeal of our programming to our distributors and our U.S. and foreign viewers, which may be unpredictable and volatile.

Our business depends in part upon viewer preferences and audience acceptance in the U.S. and abroad of the programming on our networks. These factors are often unpredictable and volatile, and subject to influences that are beyond our control, such as the quality and appeal of competing programming, general economic conditions and the availability of other entertainment activities. We may not be able to anticipate and react effectively to shifts in tastes and interests in our markets. A change in viewer preferences could cause our programming to decline in popularity, which could cause a reduction in advertising revenues and jeopardize renewal of our contracts with distributors. In addition, our competitors may have more flexible programming arrangements, as well as greater amounts of available content, distribution and capital resources, and may be able to react more quickly than we can to shifts in tastes and interests.

To an increasing extent, the success of our business depends on original programming, and our ability to predict accurately how audiences will respond to our original programming is particularly important. Because original programming often involves a greater degree of commitment on our part, as compared to acquired programming that we license from third parties, and because our network branding strategies depend significantly on a relatively small number of original programs, a failure to anticipate viewer preferences for such programs could be especially detrimental to our business. We periodically review the programming usefulness of our program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition. We have incurred write-offs of programming rights in the past, and may incur future programming rights write-offs if it is determined that program rights have no future usefulness.

In addition, feature films constitute a significant portion of the programming on our AMC, IFC and SundanceTV programming networks. In general, the popularity of feature-film content on linear television is declining, due in part to the broad availability of such content through an increasing number of distribution platforms. Should the popularity of feature-film programming suffer significant further declines, we may lose viewership or be forced to rely more heavily on original programming, which could increase our costs.

If our programming does not gain the level of audience acceptance we expect, or if we are unable to maintain the popularity of our programming, our ratings may suffer, which will negatively affect advertising revenues, and we may have a diminished bargaining position when dealing with distributors, which could reduce our distribution revenues. We cannot assure you that we will be able to maintain the success of any of our current programming, or generate sufficient demand and market acceptance for our new programming.

Our programming networks’ success depends upon the availability of programming that is adequate in quantity and quality, and we may be unable to secure or maintain such programming.

Our programming networks’ success depends upon the availability of quality programming, particularly original programming and films, that is suitable for our target markets. While we produce some of our original programming, we obtain most of the programming on our networks (including original programming, films and other acquired programming) through agreements with third parties that have produced or control the rights to such programming. These agreements expire at varying times and may be terminated by the other parties if we are not in compliance with their terms.

Competition for programming has increased as the number of programming networks has increased. Other programming networks that are affiliated with programming sources such as movie or television studios or film libraries may have a competitive advantage over us in this area. In addition to other cable programming networks, we also compete for programming with national broadcast television networks, local broadcast television stations, video-on-demand services and Internet-based content delivery services, such as Netflix, Hulu and Amazon Prime. Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or own film libraries.

We cannot assure you that we will ultimately be successful in negotiating renewals of our programming rights agreements or in negotiating adequate substitute agreements in the event that these agreements expire or are terminated.

Increased programming costs may adversely affect our profits.

We plan to produce a significant amount of original programming and other content and continue to invest in this area, the costs of which are significant. We also acquire programming and television series, as well as a variety of digital content and other ancillary rights such as consumer and home entertainment product offerings from other companies, and we pay license fees, royalties or contingent compensation in connection with these acquired rights. Our investments in original and acquired programming are significant and involve complex negotiations with numerous third parties. These costs may not be recouped when the content is broadcast or distributed and higher costs may lead to decreased profitability or potential write-downs.

We incur costs for the creative talent, including actors, writers and producers, who create our original programming. Some of our original programming has achieved significant popularity and critical acclaim, which has increased and could continue to increase the costs of such programming in the future. In addition, from time to time we have disputes with writers, producers and other creative talent over the amount of royalty and other payments. For example, we are involved in litigation with Frank Darabont, the creator of The Walking Dead, and one other party with respect to the participations to be paid to them in the future in respect of that series. The Company believes that disputes of this type are endemic to its business and similar disputes may arise from time to time in the future. An increase in the costs of programming may lead to decreased profitability or otherwise adversely affect our business.

Original programming requires substantial financial commitment. In some cases, the financial commitment can be offset by foreign, state or local tax incentives. However, there is a risk that the tax incentives will not remain available for the duration of a series. If tax incentives are no longer available, reduced substantially, or cannot be utilized, it may result in increased costs for us to complete the production or make the production of additional seasons more expensive. If we are unable to produce original programming content on a cost effective basis our business, financial condition and results of operations may be materially adversely affected.

Theft of our content, including digital copyright theft and other unauthorized exhibitions of our content, may decrease revenue received from our programming and adversely affect our businesses and profitability.

The success of our businesses depends in part on our ability to maintain and monetize our intellectual property rights to our entertainment content. We are fundamentally a content company and theft of our brands, television programming, digital content and other intellectual property has the potential to significantly affect us and the value of our content. Copyright theft is particularly prevalent in many parts of the world that lack effective copyright and technical protective measures similar to those existing in the United States or that lack effective enforcement of such measures, including some of the jurisdictions in which we operate. The interpretation of copyright, privacy and other laws as applied to our content, and piracy detection and enforcement efforts, remain in flux. The failure to strengthen, or the weakening of, existing intellectual property laws could make it more difficult for us to adequately protect our intellectual property and negatively affect its value.

Content theft has been made easier by the wide availability of higher bandwidth and reduced storage costs, as well as tools that undermine security features such as encryption and the ability of pirates to cloak their identities online. In addition, we and our numerous production and distribution partners operate various technology systems in connection with the production and distribution of our programming, and intentional or unintentional acts could result in unauthorized access to our content, a disruption of our services, or improper disclosure of confidential information. The increasing use of digital formats and technologies heightens this risk. Unauthorized access to our content could result in the premature release of television shows, which is likely to have a significant adverse effect on the value of the affected programming.

Copyright theft has an adverse effect on our business because it reduces the revenue that we are able to receive from the legitimate sale and distribution of our content, undermines lawful distribution channels and inhibits our ability to recoup or profit from the costs incurred to create such works. Efforts to prevent the unauthorized distribution, performance and copying of our content may affect our profitability and may not be successful in preventing harm to our business.

Litigation may be necessary to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Our failure to protect our intellectual property rights, particularly our brand, in a meaningful manner or challenges to related contractual rights could result in erosion of our brand and limit our ability to control marketing of our networks, which could have a materially adverse effect on our business, financial condition and results of operations.

Because a limited number of distributors account for a large portion of our business, failure to renew our programming networks’ affiliation agreements, or renewal on less favorable terms, or the termination of those agreements, both in the U.S. and internationally, could have a material adverse effect on our business.

Our programming networks depend upon agreements with a limited number of cable television system operators and other multichannel video programming distributors. The loss of any significant distributor could have a material adverse effect on our consolidated results of operations.

Currently our programming networks have affiliation agreements that have staggered expiration dates through 2024. Failure to renew these affiliation agreements, or renewal on less favorable terms, or the termination of those agreements could have a material adverse effect on our business. A reduced distribution of our programming networks would adversely affect our distribution revenues, and impact our ability to sell advertising or the rates we charge for such advertising. Even if affiliation agreements are renewed, we cannot assure you that the renewal rates will equal or exceed the rates that we currently charge these distributors.

In addition, we have in some instances made upfront payments to distributors in exchange for additional subscribers or have agreed to waive or accept lower affiliation fees if certain numbers of additional subscribers are provided. We also may help fund our distributors’ efforts to market our programming networks or we may permit distributors to offer promotional periods without payment of subscriber fees. As we continue our efforts to add viewing subscribers, our net revenues may be negatively affected by these deferred carriage fee arrangements, discounted subscriber fees or other payments.

Further consolidation among cable and satellite providers could adversely affect our revenue and profitability.

In some cases, if a distributor is acquired, the affiliation agreement of the acquiring distributor will govern following the acquisition. In those circumstances, the acquisition of a distributor that is party to one or more affiliation agreements with our programming networks on terms that are more favorable to us could adversely impact our financial condition and results of operations.

Consolidation among cable and satellite operators has given the largest operators considerable leverage in their relationships with programmers, including us. Most of our U.S. revenues come from a handful of the largest distributors. The four largest distributors provide service to approximately 73% of U.S. households receiving multichannel video programming distribution. In certain countries outside the U.S., one or a small number of distributors have a dominant market position. Continued consolidation within the industry could further reduce the number of distributors available to carry our content and increase the negotiating leverage of our distributors which could adversely affect our revenue.

We are subject to intense competition, which may have a negative effect on our profitability or on our ability to expand our business.

The programming industry is highly competitive. Our programming networks compete with other programming networks and other types of video programming services for marketing and distribution by cable and other multichannel video programming distribution systems. In distributing a programming network, we face competition with other providers of programming networks for the right to be carried by a particular cable or other multichannel video programming distribution system and for the right to be carried by such system on a particular “tier” of service.

Certain programming networks affiliated with broadcast networks like NBC, ABC, CBS or Fox or other key free-to-air programming networks in countries where our networks are distributed may have a competitive advantage over our programming networks in obtaining distribution through the “bundling” of carriage agreements for such programming networks with a distributor’s right to carry the affiliated broadcasting network. In addition, our ability to compete with certain programming networks for distribution may be hampered because the cable television or other multichannel video programming distributors through which we seek distribution may be affiliated with these programming networks. Because such distributors may have a substantial number of subscribers, the ability of such programming networks to obtain distribution on the systems of affiliated distributors may lead to increased affiliation and advertising revenue for such programming networks because of their increased penetration compared to our programming networks. Even if the affiliated distributors carry our programming networks, they may place their affiliated programming network on a more desirable tier, thereby giving their affiliated programming network a competitive advantage over our own. Our competitors could also have preferential access to important technologies, customer data or other competitive information. There can be no assurance that we will be able to compete successfully in the future against existing or potential competitors, or that competition will not have a material adverse effect on our business, financial condition or results of operations.

It is difficult to predict the future effect of technology on many of the factors affecting AMC Networks’ competitive position. For example, data compression technology has made it possible for most video programming distributors to increase their channel capacity, which has reduced the competition among programming networks and broadcasters for channel space. On the other hand, the addition of channel space has increased competition for desired entertainment programming and ultimately, for viewing by subscribers. As more channel space becomes available, the position of our programming networks in the most favorable tiers of these distributors has become increasingly important. Additionally, video content delivered directly to viewers over the Internet competes with our programming networks for viewership.

Our programming networks have entered into long-term programming acquisition contracts that require substantial payments over long periods of time, even if we do not use such programming to generate revenues.

Our programming networks have entered into numerous contracts relating to the acquisition of programming, including rights agreements with film companies. These contracts typically require substantial payments over extended periods of time. We must make the required payments under these contracts even if we do not use the programming.

We may not be able to adapt to new content distribution platforms and to changes in consumer behavior resulting from these new technologies, which may adversely affect our business.

We must successfully adapt to technological advances in our industry, including the emergence of alternative distribution platforms. Our ability to exploit new distribution platforms and viewing technologies will affect our ability to maintain or grow our business. Emerging forms of content distribution may provide different economic models and compete with current distribution methods in ways that are not entirely predictable. Such competition could reduce demand for our traditional television offerings or for the offerings of digital distributors and reduce our revenue from these sources. Accordingly, we must adapt to changing consumer behavior driven by advances such as digital video recorders, video-on-demand, Internet-based content delivery, including services such as Netflix, Hulu, Apple TV, Google TV and Amazon and mobile devices. Gaming and other consoles such as Microsoft’s Xbox, Sony’s Playstation and Nintendo’s Wii and Roku are establishing themselves as alternative providers of video services. Such changes may impact the revenues we are able to generate from our traditional distribution methods, either by decreasing the viewership of our programming networks on cable and other multichannel video programming distribution systems which are almost entirely directed at television video delivery or by making advertising on our programming networks less valuable to advertisers. If we fail to adapt our distribution methods and content to emerging technologies, our appeal to our targeted audiences might decline and there could be a negative effect on our business. In addition, advertising revenues could be significantly impacted by emerging technologies, since advertising sales are dependent on audience measurement provided by third parties, and the results of audience measurement techniques can vary independent of the size of the audience for a variety of reasons, including difficulties related to the employed statistical sampling methods, new distribution platforms and viewing technologies, and the shifting of the marketplace to the use of measurement of different viewer behaviors, such as delayed viewing. Moreover, devices that allow users to fast forward or skip programming, including commercials, are causing changes in consumer behavior that may affect the desirability of our programming services to advertisers.

Advertising market conditions could cause our revenues and operating results to decline significantly in any given period or in specific markets.

We derive substantial revenues from the sale of advertising on a variety of platforms, and a decline in advertising expenditures could have a significant adverse effect on our revenues and operating results in any given period. The strength of the advertising market can fluctuate in response to the economic prospects of specific advertisers or industries, advertisers’ current spending priorities and the economy in general, and this may adversely affect the growth rate of our advertising revenues.

In addition, the pricing and volume of advertising may be affected by shifts in spending toward online and mobile offerings from more traditional media, or toward new ways of purchasing advertising, such as through automated purchasing, dynamic advertising insertion, third parties selling local advertising spots and advertising exchanges, some or all of which may not be as advantageous to the Company as current advertising methods.

Advertising sales are dependent on audience measurement, and the results of audience measurement techniques can vary independent of the size of the audience for a variety of reasons, including variations in the employed statistical sampling methods. While Nielsen’s statistical sampling method is the primary measurement technique used in our television advertising sales, we measure and monetize our campaign reach and frequency on and across digital platforms based on other third-party data using a variety of methods including the number of impressions served and demographics. In addition, multi-platform campaign verification is in its infancy, and viewership on tablets and smartphones, which is growing rapidly, is presently not measured by any one consistently applied method. These variations and changes could have a significant effect on advertising revenues.

General Risks

We face risks from doing business internationally.

We have operations through which we distribute programming outside the United States. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	laws and policies affecting trade and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	changes in local regulatory requirements, including restrictions on content, imposition of local content quotas and restrictions on foreign ownership;

•	differing degrees of protection for intellectual property and varying attitudes towards the piracy of intellectual property;

•	the instability of foreign economies and governments;

•	war and acts of terrorism;

•	anti-corruption laws and regulations such as the Foreign Corrupt Practices Act and the U.K. Bribery Act that impose stringent requirements on how we conduct our foreign operations and changes in these laws and regulations; and

•	shifting consumer preferences regarding the viewing of video programming.

Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-U.S. sources, which could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Economic problems in the United States or in other parts of the world could adversely affect our results of operations.

Our business is affected by prevailing economic conditions and by disruptions to financial markets. We derive substantial revenues from advertisers, and these expenditures are sensitive to general economic conditions and consumer buying patterns. Financial instability or a general decline in economic conditions in the United States and other countries where our networks are distributed could adversely affect advertising rates and volume, resulting in a decrease in our advertising revenues.

Decreases in consumer discretionary spending in the U.S. and other countries where our networks are distributed may affect cable television and other video service subscriptions, in particular with respect to digital service tiers on which certain of our programming networks are carried. This could lead to a decrease in the number of subscribers receiving our programming from multichannel video programming distributors, which could have a negative impact on our viewing subscribers and affiliation fee revenues. Similarly, a decrease in viewing subscribers would also have a negative impact on the number of viewers actually watching the programs on our programming networks, which could also impact the rates we are able to charge advertisers.

Economic conditions affect a number of aspects of our businesses worldwide and impact the businesses of our advertisers on our networks and reduce their spending on advertising. Economic conditions can also negatively affect the ability of those with whom we do business to satisfy their obligations to us. The general worsening of current global economic conditions could adversely affect our business, financial condition or results of operations, and the worsening of economic conditions in certain parts of the world, specifically, could impact the expansion and success of our businesses in such areas. Furthermore, some foreign markets where we operate may be more adversely affected by economic conditions than those prevailing in the U.S. or other countries.

Fluctuations in foreign exchange rates could have an adverse effect on our results of operations.

We have significant operations in a number of foreign jurisdictions and certain of our operations are conducted in foreign currencies. The value of these currencies fluctuates relative to the U.S. dollar. As a result, we are exposed to exchange rate fluctuations, which have had, and may in the future have, an adverse effect on our results of operations in a given period or in specific markets.

Specifically, we are exposed to foreign currency exchange rate risk to the extent that we enter into transactions denominated in currencies other than ours or our subsidiaries’ respective functional currencies (non-functional currency risk), such as trade receivables, programming contracts, notes payable and notes receivable (including intercompany amounts) that are denominated in a currency other than the applicable functional currency. Changes in exchange rates with respect to amounts recorded in our consolidated balance sheets related to these items will result in unrealized (based upon period-end exchange rates) or realized foreign currency transaction gains and losses upon settlement of the transactions. Moreover, to the extent that our revenue, costs and expenses are denominated in currencies other than our respective functional currencies, we will experience fluctuations in our revenue, costs and expenses solely as a result of changes in foreign currency exchange rates.

We also are exposed to unfavorable and potentially volatile fluctuations of the U.S. dollar (our reporting currency) against the currencies of our non-U.S. dollar functional currency operating subsidiaries when their respective financial statements are translated into U.S. dollars for inclusion in our consolidated financial statements. Cumulative translation adjustments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of one of our operating subsidiaries will cause us to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. Accordingly, we may experience a negative impact on our comprehensive income (loss) and equity with respect to our holdings solely as a result of foreign currency translation. Our primary exposure to foreign currency risk from a foreign currency translation perspective is to the euro and, to a lesser extent, other local currencies in Europe. We generally do not hedge against the risk that we may incur non-cash losses upon the translation of the financial statements of our non-U.S. dollar functional currency operating subsidiaries and affiliates into U.S. dollars.

Our business is limited by United States regulatory constraints which may adversely impact our operations.

Although most aspects of our business generally are not directly regulated by the FCC, there are certain FCC regulations that govern our business either directly or indirectly. See Item 1, “Business—Regulation” of our Annual Report on Form 10-K. Furthermore, to the extent that regulations and laws, either presently in force or proposed, hinder or stimulate the growth of the cable television and satellite industries, our business will be affected.

The United States Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect our operations.

The regulation of cable television services, satellite carriers, and other multichannel video programming distributors is subject to the political process and has been in constant flux over the past two decades. Further material changes in the law and regulatory requirements must be anticipated. We cannot assure you that our business will not be adversely affected by future legislation, new regulation or deregulation.

Our businesses are subject to risks of adverse regulation by foreign governments.

Programming businesses are subject to the regulations of the countries in which they operate as well as international bodies, such as the European Union. These regulations may include advertising that can be sold on our networks, programming content requirements, requirements to make programming available on non-discriminatory terms, and local content quotas. Consequently, our businesses must adapt their ownership and organizational structure as well as their pricing and service offerings to satisfy the rules and regulations to which they are subject. A failure to comply with applicable rules and regulations could result in penalties, restrictions on our business or loss of required licenses or other adverse conditions.

Adverse changes in rules and regulations could have a significant adverse impact on our profitability.

We face continually evolving cybersecurity and similar risks, which could result in the disclosure of confidential information, disruption of our programming, damage to our brands and reputation, legal exposure and financial losses.

We maintain information in digital form as necessary to conduct our business, including confidential and proprietary information regarding our content, distributors, advertisers, viewers and employees as well as personal information. Data maintained in digital form is subject to the risk of intrusion, tampering and theft. We develop and maintain systems to prevent this from occurring, but the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite our efforts, the risks of a data breach cannot be entirely eliminated and our information technology and other systems that maintain and transmit consumer, distributor, advertiser, Company, employee and other confidential information may be compromised by a malicious penetration of our network security, or that of a third party provider due to employee error, computer malware, viruses, hacking and phishing attacks, or otherwise. Additionally, outside parties may attempt to fraudulently induce employees or users to disclose sensitive or confidential information in order to gain access to data. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If our data systems are compromised, our ability to conduct our business may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, we may lose revenue as a result of unlicensed use of our intellectual property. Further, a penetration of our network security or other misappropriation or misuse of personal consumer or employee information could subject us to business, regulatory, litigation and reputation risk, which could have a negative effect on our business, financial condition and results of operations.

If our technology facilities fail or their operations are disrupted, or if we lose access to third party satellites, our performance could be hindered.

Our programming is transmitted using technology facilities at certain of our subsidiaries. These technology facilities are used for a variety of purposes, including signal processing, program editing, promotions, creation of programming segments to fill short gaps between featured programs, quality control, and live and recorded playback. These facilities are subject to interruption from fire, lightning, adverse weather conditions and other natural causes. Equipment failure, employee misconduct or outside interference could also disrupt the facilities’ services. In September 2015, we launched a full time disaster recovery site in Chandler, Arizona. The facility provides simultaneous playout of AMC and evergreen programming for SundanceTV, IFC and WE tv. In the event of a catastrophic failure of the Bethpage facility, the disaster recovery site can be operational within 1-2 hours. Evergreen programming would be replaced with scheduled programming within 12-24 hours for SundanceTV, IFC and WE tv.

In addition, we rely on third-party satellites in order to transmit our programming signals to our distributors. As with all satellites, there is a risk that the satellites we use will be damaged as a result of natural or man-made causes, or will otherwise fail to operate properly. Although we maintain in-orbit protection providing us with back-up satellite transmission facilities should our primary satellites fail, there can be no assurance that such back-up transmission facilities will be effective or will not themselves fail.

Any significant interruption at any of our technology facilities affecting the distribution of our programming, or any failure in satellite transmission of our programming signals, could have an adverse effect on our operating results and financial condition.

The loss of any of our key personnel and artistic talent could adversely affect our business.

We believe that our success depends to a significant extent upon the performance of our senior executives. We generally do not maintain “key man” insurance. In addition, we depend on the availability of third-party production companies to create most of our original programming. Some of the writers employed by certain of our subsidiaries and some of the employees of third party production companies that create our original programming are subject to collective bargaining agreements. Any labor disputes or a strike by one or more unions representing our subsidiary’s writers or employees of third-party production companies who are essential to our original programming could have a material adverse effect on our original programming and on our business as a whole. The loss of any significant personnel or artistic talent, or our artistic talent losing their audience base, could also have a material adverse effect on our business.

Our inability to successfully acquire and integrate other businesses, assets, products or technologies could harm our business, financial condition or operating results.

Our success may depend on opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or products or that might otherwise offer us growth opportunities. We have acquired, and have made strategic investments in, a number of companies (including through joint ventures) in the past, and we expect to make additional acquisitions and strategic investments in the future. Such transactions may result in dilutive issuances of our equity securities, use of our cash resources, and incurrence of debt and amortization expenses related to intangible assets. Any acquisitions and strategic investments that we are able to identify and complete may be accompanied by a number of risks, including:

•	the difficulty of assimilating the operations and personnel of acquired companies into our operations;

•	the potential disruption of our ongoing business and distraction of management;

•	the incurrence of additional operating losses and operating expenses of the businesses we acquired or in which we invested;

•	the difficulty of integrating acquired technology and rights into our services and unanticipated expenses related to such integration;

•	the failure to successfully further develop an acquired business or technology and any resulting impairment of amounts currently capitalized as intangible assets;

•	the failure of strategic investments to perform as expected or to meet financial projections;

•	the potential for patent and trademark infringement and data privacy and security claims against the acquired companies, or companies in which we have invested;

•	litigation or other claims in connection with acquisitions, acquired companies, or companies in which we have invested;

•	the impairment or loss of relationships with customers and partners of the companies we acquired or in which we invested or with our customers and partners as a result of the integration of acquired operations;

•	the impairment of relationships with, or failure to retain, employees of acquired companies or our existing employees as a result of integration of new personnel;

•	the difficulty of integrating operations, systems, and controls as a result of cultural, regulatory, systems, and operational differences;

•	in the case of foreign acquisitions and investments, the impact of particular economic, tax, currency, political, legal and regulatory risks associated with specific countries; and

•	the impact of known potential liabilities or liabilities that may be unknown, including as a result of inadequate internal controls, associated with the companies we acquired or in which we invested.

Our failure to be successful in addressing these risks or other problems encountered in connection with our past or future acquisitions and strategic investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and harm our business, financial condition and results of operations.

We may have exposure to additional tax liabilities.

We are subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities in both the United States and various foreign jurisdictions. Although we believe that our tax estimates are reasonable, (1) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions, expense amounts for non-income based taxes and accruals and (2) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

Although a portion of our revenue and operating income is generated outside the United States, we are subject to potential current U.S. income tax on this income due to our being a U.S. corporation. Our worldwide effective tax rate may be reduced under a provision in U.S. tax law that defers the imposition of U.S. tax on certain foreign active income until that income is repatriated to the United States. Any repatriation of assets held in foreign jurisdictions or recognition of foreign income that fails to meet the U.S. tax requirements related to deferral of U.S. income tax may result in a higher effective tax rate for the Company. This includes what is referred to as “Subpart F Income,” which generally includes, but is not limited to, such items as interest, dividends, royalties, gains from the disposition of certain property, certain currency exchange gains in excess of currency exchange losses, and certain related party sales and services income. While the Company may mitigate this increase in its effective tax rate through claiming a foreign tax credit against its U.S. federal income taxes or potentially have foreign or U.S. taxes reduced under applicable income tax treaties, we are subject to various limitations on claiming foreign tax credits or we may lack treaty protections in certain jurisdictions that will potentially limit any reduction of the increased effective tax rate. A higher effective tax rate may also result to the extent that losses are incurred in non-U.S. subsidiaries that do not reduce our U.S. taxable income.

We are subject to changing tax laws, treaties and regulations in and between countries in which we operate, including treaties between the United States and other nations. A change in these tax laws, treaties or regulations, including those in and involving the United States, or in the interpretation thereof, could result in a materially higher income or non-income tax expense. Also, various income tax proposals in the countries in which we operate, such as those relating to fundamental U.S. international tax reform and measures in response to the economic uncertainty in certain European jurisdictions in which we operate, could result in changes to the existing tax laws under which our taxes are calculated. We are unable to predict whether any of these or other proposals in the United States or foreign jurisdictions will ultimately be enacted. Any such material changes could negatively impact our business.

A significant amount of our book value consists of intangible assets that may not generate cash in the event of a voluntary or involuntary sale.

At December 31, 2015, our consolidated financial statements included approximately $4.3 billion of consolidated total assets, of which approximately $1.3 billion were classified as intangible assets. Intangible assets primarily include affiliation agreements and affiliate relationships, advertiser relationships, trademarks and goodwill. While we believe that the carrying values of our intangible assets are recoverable, you should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets, particularly if we were not continuing as an operating business.

We may have a significant indemnity obligation to Cablevision if the June 2011 distribution of all the outstanding common stock of the Company to Cablevision stockholders (the “Distribution”) is treated as a taxable transaction.

Prior to the distribution of all of the outstanding common stock of the Company to Cablevision stockholders in the Distribution, Cablevision received a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that, among other things, the Distribution, and certain related transactions would qualify for tax-free treatment under the Internal Revenue Code (the “Code”) to Cablevision, AMC Networks, and holders of Cablevision common stock. Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request were untrue or incomplete in any material respect, Cablevision would not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling was based upon representations by Cablevision that these conditions were satisfied, and any inaccuracy in such representations could invalidate the ruling.

If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, Cablevision would be subject to tax as if it had sold the common stock of our Company in a taxable sale for its fair market value. Cablevision’s stockholders would be subject to tax as if they had received a distribution equal to the fair market value of our common stock that was distributed to them, which generally would be treated first as a taxable dividend to the extent of Cablevision’s earnings and profits, then as a non-taxable return of capital to the extent of each stockholder’s tax basis in his or her Cablevision stock, and thereafter as capital gain with respect to the remaining value. It is expected that the amount of any such taxes to Cablevision’s stockholders and Cablevision would be substantial.

As part of the Distribution, we entered into a tax disaffiliation agreement with Cablevision, which sets out each party’s rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Distribution and related matters such as the filing of tax returns and the conduct of IRS and other audits. Pursuant to the tax disaffiliation agreement, we are required to indemnify Cablevision for losses and taxes of Cablevision relating to the Distribution or any related debt exchanges resulting from the breach of certain covenants, including as a result of certain acquisitions of our stock or assets or as a result of modification or repayment of certain related debt, including the Notes offered hereby, in a manner inconsistent with the private letter ruling or letter ruling request. If we are required to indemnify Cablevision under the circumstances set forth in the tax disaffiliation agreement, we may be subject to substantial liabilities, which could have a material negative effect on our business, results of operations, financial position and cash flows.

The tax disaffiliation agreement with Cablevision limits our ability to pre-pay certain of our indebtedness.

The tax disaffiliation agreement with Cablevision limits our ability to prepay, pay down, redeem, retire, or otherwise acquire the 7.75% Notes, the 4.75% Notes, or the Notes offered hereby. These restrictions may for a time limit our ability to optimize our capital structure or to pursue other transactions that could increase the value of our business.

Risks Relating to Our Debt

Our substantial long-term debt and high leverage could adversely affect our business.

Following this offering, we will have a significant amount of long-term debt. As of December 31, 2015, after giving effect to this offering of Notes and the application of the proceeds thereof as set forth under “Capitalization,” including to fund our pending Tender Offer, and assuming that all of our existing 7.75% Notes would tender for repurchase pursuant to the terms of the Offer to Purchase, we would have had approximately $2.76 billion principal amount of total debt (excluding capital leases), approximately $1.41 billion of which would have been senior secured debt under our term loan A facility and approximately $1.35 billion of which would have been senior unsecured debt, including the Notes offered hereby.

Our ability to make payments on, or repay or refinance, our debt, and to fund planned distributions and capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in the Credit Facility and our other debt agreements, including the 7.75% Notes Indenture and the 4.75% Notes Indenture (the “Notes Indentures”) and other agreements we may enter into in the future.

Our substantial amount of debt could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future programming investments, capital expenditures, working capital, business activities and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared with our competitors; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In the long-term, we do not expect to generate sufficient cash from operations to repay at maturity our outstanding debt obligations. As a result, we will be dependent upon our ability to access the capital and credit markets. Failure to raise significant amounts of funding to repay these obligations at maturity could adversely affect our business. If we are unable to raise such amounts, we would need to take other actions including selling assets, seeking strategic investments from third parties or reducing other discretionary uses of cash. The Credit Facility and the Notes Indentures will restrict, and market or business conditions may limit, our ability to do some of these things.

A significant portion of our debt bears interest at variable rates. While we have entered into hedging agreements limiting our exposure to higher interest rates, such agreements do not offer complete protection from this risk.

The agreements governing our debt, including the Credit Facility, the Notes Indentures, and the Shelf Indenture, contain various covenants that impose restrictions on us that may affect our ability to operate our business.

The agreements governing the Credit Facility, the Notes Indentures, and the Shelf Indenture contain covenants that, among other things, limit our ability to:

•	borrow additional money or guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make specified types of investments;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

The Credit Facility requires us to comply with specified financial ratios and tests, including, but not limited to, a leverage ratio and an interest coverage ratio.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the Notes, and to fund planned distributions and capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in the Credit Facility and our other debt agreements, including the Notes Indentures, the Shelf Indenture, and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the Credit Facility or from other sources in an amount sufficient to enable us to service our debt, including the Notes, or to fund our other liquidity needs. Furthermore, in the long-term, we do not expect to generate sufficient cash from operations to repay at maturity our outstanding debt obligations. As a result, we will be dependent upon our ability to access the capital and credit markets.

In addition, prior to the repayment of the Notes, we will be required to repay or refinance the Credit Facility. We cannot assure you that we will be able to repay or refinance any of our debt, including the Credit Facility, on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

The Credit Facility, the Notes Indentures, and the Shelf Indenture will restrict, and market or business conditions may limit, our ability to do some of these things.

Despite our current levels of debt, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of the Credit Facility, the Notes Indentures, and the Shelf Indenture allow us to incur substantial amounts of additional debt, subject to certain limitations. In addition, we may refinance all or a portion of our debt, including borrowings under the Credit Facility, and obtain the ability to incur more debt as a result. If new debt is added to our current debt levels, the related risks we could face would be magnified.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may further increase our future borrowing costs and reduce our access to capital.

The debt ratings for our notes are below the “investment grade” category, which results in higher borrowing costs as well as a reduced pool of potential purchasers of our debt as some investors will not purchase debt securities that are not rated in an investment grade rating category. In addition, there can be no assurance that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of a rating may further increase our future borrowing costs and reduce our access to capital.

Risks Relating to Our Controlled Ownership

We are controlled by the Dolan family, which may create certain conflicts of interest. In addition, as a result of their control, the Dolan family has the ability to present or cause a change of control or approve, prevent or influence certain actions by the Company.

We have two classes of common stock:

•	Class B Common Stock, which is generally entitled to ten votes per share and is entitled collectively to elect 75% of our Board of Directors, and

•	Class A Common Stock, which is entitled to one vote per share and is entitled collectively to elect the remaining 25% of our Board of Directors.

As of December 31, 2015 , Charles F. Dolan, our Executive Chairman, and the Dolan family, including trusts for the benefit of members of the Dolan family, collectively own all of our Class B Common Stock, less than 2% of our outstanding Class A Common Stock and approximately 66% of the total voting power of all our outstanding common stock. The members of the Dolan family holding Class B Common Stock have entered into a stockholders agreement pursuant to which, among other things, the voting power of the holders of our Class B Common Stock will be cast as a block with respect to all matters to be voted on by holders of Class B Common Stock. The Dolan family is able to prevent a change in control of our Company and no person interested in acquiring us will be able to do so without obtaining the consent of the Dolan family.

Charles F. Dolan, members of his family and certain related family entities, by virtue of their stock ownership, have the power to elect all of our directors subject to election by holders of Class B Common Stock and are able collectively to control stockholder decisions on matters on which holders of all classes of our common stock vote together as a single class. These matters could include the amendment of some provisions of our certificate of incorporation and the approval of fundamental corporate transactions.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve:

•	the authorization or issuance of any additional shares of Class B Common Stock, and

•	any amendment, alteration or repeal of any of the provisions of our certificate of incorporation that adversely affects the powers, preferences or rights of the Class B Common Stock.

As a result, Charles F. Dolan, members of his family and certain related family entities also collectively have the power to prevent such issuance or amendment.

We have adopted a written policy whereby an independent committee of our Board of Directors will review and approve or take such other action as it may deem appropriate with respect to certain transactions involving the Company and its subsidiaries, on the one hand, and certain related parties, including Charles F. Dolan and certain of his family members and related entities on the other hand. This policy does not address all possible conflicts which may arise, and there can be no assurance that this policy will be effective in dealing with conflict scenarios.

We are a “controlled company” for The NASDAQ Stock Market LLC purposes, which allows us not to comply with certain of the corporate governance rules of The NASDAQ Stock Market LLC.

Charles F. Dolan, members of his family and certain related family entities have entered into a stockholders agreement relating, among other things, to the voting of their shares of our Class B Common Stock. As a result, we are a “controlled company” under the corporate governance rules of The NASDAQ Stock Market LLC (“NASDAQ”). As a controlled company, we have the right to elect not to comply with the corporate governance rules of NASDAQ requiring: (i) a majority of independent directors on our Board of Directors, (ii) an independent compensation committee and (iii) an independent corporate governance and nominating committee.

Our Board of Directors has elected for the Company to be treated as a “controlled company” under NASDAQ corporate governance rules and not to comply with the NASDAQ requirement for a majority independent board of directors and an independent corporate governance and nominating committee because of our status as a controlled company. For purposes of this agreement, the term “independent directors” means the directors of the Company who have been determined by our Board of Directors to be independent directors for purposes of NASDAQ corporate governance standards.

Future stock sales, including as a result of the exercising of registration rights by certain of our shareholders, could adversely affect the trading price of our Class A Common Stock.

Certain parties have registration rights covering a portion of our shares. We have entered into registration rights agreements with Charles F. Dolan, members of his family, certain Dolan family interests and the Dolan Family Foundations that provide them with “demand” and “piggyback” registration rights with respect to approximately 13.4 million shares of Class A Common Stock, including shares issuable upon conversion of shares of Class B Common Stock. Sales of a substantial number of shares of Class A Common Stock could adversely affect the market price of the Class A Common Stock and could impair our future ability to raise capital through an offering of our equity securities.

We share certain executives and directors with Cablevision, The Madison Square Garden Company(“MSG”) and MSG Networks Inc.(“MSG Networks”), which may give rise to conflicts.

Our Executive Chairman, Charles F. Dolan, also serves as the Chairman of Cablevision. In addition, Gregg G. Seibert serves as a Vice Chairman of the Company and he serves as a Vice Chairman of Cablevision, MSG and MSG Networks (collectively Cablevision, MSG and MSG Networks, the “Other Entities”). Each of the Other Entities and the Company are affiliates by virtue of being under common control of the Dolan family. As a result, two of our executives will not be devoting their full time and attention to the Company’s affairs. In addition, eight members of our Board of Directors are also directors of Cablevision, six members of our Board are also directors of MSG and five members of our Board are also directors of MSG Networks. These directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, the potential for a conflict of interest exists when we on one hand, and an Other Entity on the other hand, consider acquisitions and other corporate opportunities that may be suitable for us and for the Other Entity. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that exist between the Other Entities and us. In addition, certain of our directors and officers own stock, restricted stock units, options to purchase stock and stock appreciation rights in one or more of the Other Entities, as well as cash performance awards with any payout based on the performance of one or more of the Other Entities. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our Company and one or more of the Other Entities. See “Certain Relationships and Related Party Transactions—Certain Relationships and Potential Conflicts of Interest” in our proxy statement filed with the SEC on April 30, 2015 for a description of our related party transaction approval policy that we have adopted to help address such potential conflicts that may arise.

Our overlapping directors and executives with the Other Entities may result in the diversion of corporate opportunities to and other conflicts with the Other Entities and provisions in our governance documents may provide us no remedy in that circumstance.

The Company’s amended and restated certificate of incorporation acknowledges that directors and officers of the Company may also be serving as directors, officers, employees, consultants or agents of Cablevision and its subsidiaries or MSG and its subsidiaries and that the Company may engage in material business transactions with such entities. Our policy concerning certain matters relating to MSG, including responsibilities of overlapping directors and officers (the “overlap policy” and together with the applicable provisions of the amended and restated certificate of incorporation, the “Overlap Provisions”) acknowledges that directors and officers of the Company may also be serving as directors, officers, employees, consultants or agents of Cablevision and its subsidiaries or MSG Networks and its subsidiaries and that the Company may engage in material business transactions with such entities. The Company has renounced its rights to certain business opportunities and the Overlap Provisions provide that no director or officer of the Company who is also serving as a director, officer, employee, consultant or agent of an Other Entity or any subsidiary of an Other Entity will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our certificate of incorporation) to the Other Entity or any of its subsidiaries, or does not refer or communicate information regarding such corporate opportunities to the Company. The Overlap Provisions also expressly validate certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between the Company and the Other Entities and their subsidiaries and, to the fullest extent permitted by law, provide that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders.

Risks Relating to the Notes

The right to receive payment on the Notes being offered hereby and the guarantees of the Notes are unsecured and effectively junior to the claims of the lenders under the Credit Facility and to the liabilities of our non-guarantor subsidiaries and rank pari passu with the 7.75% Notes and the 4.75% Notes.

Our obligations under the Notes are unsecured, whereas our obligations under the Credit Facility are secured by all of our assets and all assets of our restricted subsidiaries, and by a pledge of the equity interests in our subsidiary guarantors. As a result of this structure, the Notes and the guarantees are effectively subordinated to all of our and each guarantor’s secured indebtedness, including indebtedness under the Credit Facility, to the extent of the value of the collateral. The Notes and the guarantees also rank pari passu with the 7.75% Notes and the 4.75% Notes.

In addition, although most of our existing subsidiaries are guarantors of the Notes, some of our existing subsidiaries are not, and future subsidiaries of ours may not be, guarantors of the Notes. The Notes will be structurally subordinated to all indebtedness and other obligations, including trade payables, of these non-guarantor subsidiaries.

If we or any of our restricted subsidiaries become bankrupt or insolvent, or if an event of default occurs under the Credit Facility, the 7.75% Notes or the 4.75% Notes, the lenders under the Credit Facility or the holders of the 7.75% Notes or the 4.75% Notes could declare all amounts owed thereunder immediately due and payable. If we were unable to repay that indebtedness, the lenders could foreclose on the pledged assets to the exclusion of you, as a holder of the Notes, even if an event of default exists at such time under the Shelf Indenture. In any such event, because the Notes will not be secured by any of our assets or the assets of our restricted subsidiaries, there could be no assets remaining to satisfy the unsecured claims of noteholders, or if any assets remain, they may be insufficient to satisfy your claim.

As of December 31, 2015, after giving effect to this offering of Notes and the application of the proceeds thereof as set forth under “Capitalization,” including to fund our Tender Offer, and assuming that all of the 7.75% Notes were tendered for repurchase and repurchased pursuant to the terms of the Offer to Purchase prior to December 31, 2015, we would have had approximately $2.76 billion principal amount of total debt (excluding capital leases), approximately $1.41 billion of which would have been senior secured debt under our term loan A facility and approximately $1.35 billion of which would have been senior unsecured debt, including the Notes offered hereby. The Shelf Indenture will permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness, subject to certain restrictions.

The Notes and the guarantees may not be enforceable because of fraudulent conveyance laws.

Our issuance of the Notes and our guarantors’ guarantees of the Notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or our guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the issuer or a guarantor incurred debt (including debt represented by the Notes or the guarantee), we or such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the we or our guarantor, as applicable:

•	were insolvent or were rendered insolvent by reason of the related financing transactions;

•	were engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the Notes or the guarantee or subordinate the amounts owing under the Notes or the guarantee to our or our guarantor’s currently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they became due;

•	the sum of its debts, including contingent liabilities, was greater than its assets, at fair valuation; or

•	the current fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they became absolute and mature.

If the Notes or a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of ours or any guarantor of ours whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the Shelf Indenture, which default would cause all outstanding Notes, as well as all outstanding 7.75% Notes, 4.75% Notes, and borrowings under the Credit Facility, to become immediately due and payable.

We believe that, immediately after the issuance of the Notes and the guarantees, we and each of our guarantors:

•	will be solvent;

•	will have sufficient capital to run our or their respective businesses effectively; and

•	will be able to pay our or their respective debts as they mature.

In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of the assets and liabilities of the issuer and the guarantors. In addition, we have relied on a limitation to be contained in the guarantors’ guarantees that limits each guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law. However, there can be no assurance as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. In an evidentiary ruling in In re W.R. Grace & Co., the federal bankruptcy court for the District of Delaware held that under the Uniform Fraudulent Transfer Act, whether a transferor is rendered insolvent by a transfer depends on the actual liabilities of the transferor, and not what the transferor knows about such liabilities at the time of the transfer. Therefore, under that court’s analysis, liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. If the principle articulated by that court is upheld, it would make it very difficult to know whether a transferor is solvent at the time of transfer, and would increase the risk that a transfer may in the future be found to be a fraudulent conveyance.

Our credit ratings may not reflect all the risks of any investment in the Notes.

Our credit ratings are an independent assessment of our ability to pay debt obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Our credit ratings, however, may not reflect the potential impact that risks related to structural, market or other factors discussed in this prospectus supplement may have on the value of your Notes.

An active public market may not develop for the Notes, which may hinder your ability to liquidate your investment.

The Notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. The underwriters have informed us that they intend to make a market in the Notes after the completion of this offering. However, the underwriters are not obligated to do so and may cease their market making at any time. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the Notes. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all.

We may be unable to repurchase Notes in the event of a change of control.

Upon the occurrence of certain kinds of change of control events, you will have the right as a holder of the Notes, to require us to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Any holders of debt securities that we may issue in the future that rank equally in right of payment with the Notes may also have this right. We may not be able to pay you the required price for your Notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. Our failure to repurchase tendered Notes or to make payments upon the exercise of the holders’ option to require repurchase of the Notes in the event of certain change of control events would constitute an event of default under the Shelf Indenture, which in turn would constitute a default under the Credit Facility and the Notes Indentures. In addition, the occurrence of a change of control would also constitute an event of default under the Credit Facility and the Notes Indentures. Furthermore, any future indebtedness we may incur may restrict our ability to repurchase the Notes, including following a change of control event. Any default under the Credit Facility would result in a default under the Notes Indentures and the Shelf Indenture if the lenders accelerate the debt under the Credit Facility.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $         million, after deducting the underwriting discounts and commissions and estimated expenses payable by us. We intend to use such proceeds to fund the Tender Offer for the 7.75% Notes. In the event that our Tender Offer is not consummated or not all of the net proceeds are used to fund the Tender Offer we intend to use the remaining net proceeds from this offering for general corporate purposes, which may include the redemption of any 7.75% Notes not tendered. Assuming that all of our existing 7.75% Notes are tendered for repurchase and repurchased, we will use $         million of the net proceeds for the Tender Offer. The 7.75% Notes, which were issued in June 2011, bear interest at 7.75% per annum, and mature on July 15, 2021.

Any underwriter or its affiliates which holds positions in the 7.75% Notes may receive a portion of the proceeds of this offering in the Tender Offer. See “Underwriting—Other Relationships” in this prospectus supplement.

CAPITALIZATION

The following table sets forth as of December 31, 2015 AMC Networks’ cash and cash equivalents and capitalization on (1) an actual basis and (2) an as adjusted basis to give effect to the sale of the Notes we are offering hereby and the use of the net proceeds thereof (i) to fund the Tender Offer, assuming that all of the outstanding 7.75% Notes are tendered and purchased by us, and (ii) for general corporate purposes . We estimate the aggregate of fees and expenses and tender premiums to be approximately $         million. This table should be read in conjunction with the information presented under the captions “Selected Financial Data” and “Use of Proceeds,” included elsewhere in this prospectus supplement, as well as the consolidated financial statements and related notes incorporated by reference herein.

	As of December 31, 2015
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$316,321	$
Borrowings under Credit Facility: (a)
Term Loan A Facility	1,406,000		1,406,000
Senior Notes:
7.75% Notes due July 2021	700,000		—
4.75% Notes due December 2022	600,000		600,000
Notes offered hereby	—		750,000

Total long-term debt	2,706,000		2,756,000
Unamortized discount	(17,911)
Unamortized deferred financing fees	(20,281)

Long-term debt, net	2,667,808
Capital lease obligations	33,340		33,340

Total Debt	2,701,148
Total shareholders’ deficiency (b)	(8,638)		(42,483)

Total Capitalization	$2,692,510	$

(a)	The Credit Facility, which includes $1,406.0 million outstanding under term loan facilities and an undrawn $500 million of availability under the secured revolving credit facility, is described in more detail in our 2015 Form 10-K, incorporated by reference herein.
(b)	Adjustments relate to the write-off of unamortized deferred financing fees of approximately $0.7 million (net of taxes) and unamortized discount of approximately $5.9 million (net of taxes) and tender premiums and fees of approximately $27.3 million (net of taxes) in connection with the Tender Offer, assuming that all of the 7.75% Notes were tendered for repurchase.

AMC NETWORKS

AMC Networks owns and operates several of the most recognized brands in television, delivering high quality content to audiences and a valuable platform to distributors and advertisers. We have operated in the cable programming industry for more than 30 years, and, over this time, we have continually enhanced the value of our network portfolio. Our programming networks are well known and well regarded by our key constituents—our viewers, distributors and advertisers—and have developed strong followings within their respective targeted demographics, increasing their value to distributors and advertisers.

In the U.S., our programming networks are AMC, WE tv, BBC AMERICA (our joint venture with BBC Worldwide Americas, Inc.), IFC and SundanceTV. Each of our programming networks have established themselves within their respective markets. Our deep and established presence in the industry and the recognition we have received for our brands through industry awards and other honors lend us a high degree of credibility with distributors and content producers, and help provide us with stable affiliate and studio relationships, advantageous channel placements and heightened viewer engagement. Over the past several years, we have begun to produce some of our own original programming. Our ability to produce owned high quality content has provided us with the opportunity to distribute such content on platforms other than our domestic networks. We have principally licensed content for linear distribution internationally, digital distribution, home video and syndication.

Internationally, we deliver programming that reaches subscribers in more than 140 countries and territories, including countries and territories in Europe, Latin America, the Middle East and parts of Asia and Africa. The global division of the Company, AMC Networks International consists of global brands, including Sundance Channel and AMC, in the movie and entertainment programming genres, as well as popular, locally recognized channels in various other programming genres.

We earn revenue principally from the distribution of our programming and the sale of advertising. Distribution revenues primarily include affiliation fees paid by distributors to carry our programming networks as well as revenue earned from the licensing of original programming for digital, foreign and home video distribution. In 2015, distribution revenues and advertising sales accounted for 60% and 40% of our consolidated revenues, net, respectively. No customer accounted for more than 10% of consolidated revenues, net for the year ended December 31, 2015.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities We May Offer” in the accompanying prospectus.

The Notes are to be issued under an indenture (the “Shelf Indenture”), dated as of March     , 2016, as supplemented, between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the Notes include those stated in the Shelf Indenture and those made part of the Shelf Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following summary of certain provisions of the Shelf Indenture is not complete and is qualified in its entirety by reference to the Shelf Indenture. We urge you to read the Shelf Indenture and the Notes because they, and not this description, define your rights as holders of these Notes. You may request copies of these agreements at the Company’s address set forth in the section entitled “Where You Can Find More Information.”

The definitions of certain capitalized terms used in the following summary are set forth below.

As used in this “Description of Notes,” the terms “the Company,” “we,” “our,” “us” and other similar references refer only to AMC Networks Inc. and not to any of our subsidiaries.

General

The Notes will mature on April 1, 2024 and will initially be limited to an aggregate principal amount of $750.0 million. The Notes will be our senior unsecured obligations. The Notes will bear interest at the annual rate set forth on the cover page of this prospectus supplement from March     , 2016, or from the most recent interest payment date to which interest has been paid, payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 2016 to the person in whose name the Note is registered at the close of business on February 28 and August 31, as the case may be, next preceding the interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the trustee at 100 Wall Street, 16th Floor, New York, New York 10005. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

The Shelf Indenture does not contain any provisions that limit our ability to incur indebtedness or that afford holders of the Notes protection in the event of a highly leveraged or similar transaction, other than as described in the accompanying prospectus under “Description of Debt Securities We May Offer—Certain Covenants—Limitation on Indebtedness.”

Issuance of Additional Notes

Subject to the covenants governing the Notes, we may, without the consent of the holders of Notes, increase the principal amount of the Notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and accrued interest prior to the issue date of the additional notes, and with the same CUSIP number as the Notes of the same series offered hereby (“Additional Notes”), provided that if any Additional Notes are not fungible with the Notes offered by this prospectus supplement for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number. The Notes offered by this prospectus supplement and any Additional Notes of the same series would rank equally and ratably and would be treated as a single class for all purposes of the Shelf Indenture. No Additional Notes may be issued if any event of default has occurred and is continuing.

Optional Redemption

At any time on or after July 15, 2016 and prior to April 1, 2020, the Company may redeem the Notes, at our option in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof to be redeemed plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the rights of holders of record of such Notes, on the relevant record dates for the determination of holders to whom interest is payable, to receive interest due on an interest payment date falling on or prior to the redemption date) .

In addition, on or after April 1, 2020, the Company may redeem Notes, at our option, in whole or in part, at any time and from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the rights of holders of record of such Notes, on the relevant record dates for the determination of holders to whom interest is payable, to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the twelve month period beginning on April 1 of the years indicated below:

Year	Percentage
2020		%
2021		%
2022 and thereafter	100.000%

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, at any time on or after July 15, 2016 and prior to April 1, 2019, the Company may redeem up to 35% of the original aggregate principal amount of the Notes (including any Additional Notes), at our option at any time and from time to time, at a redemption price of         % of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the rights of holders of record of such Notes, on the relevant record dates for the determination of holders to whom interest is payable, to receive interest due on an interest payment date falling on or prior to the redemption date), with the proceeds of one or more Qualified Equity Offerings (as defined below); provided that:

(1)	after giving effect to such redemption, at least 65% of the original aggregate principal amount of the Notes (including any Additional Notes) remains outstanding (excluding, for purposes of such calculation, Notes held by the Company or its subsidiaries); and

(2)	the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

The term “Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of:

a.	the present value at such redemption date of (i) the redemption price of such Note at April 1, 2020 (as set forth in the second preceding paragraph), plus (ii) all remaining required interest payments due on such Note from the redemption date through April 1, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined below) at such redemption date, plus 50 basis points over

b.	the principal amount of such Note,

as calculated by the Company or on behalf of the Company by a person to be designated by the Company.

The term “Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2020; provided, however, that if the period from such redemption date to April 1, 2020 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to April 1, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

The term “Qualified Equity Offering” means (i) an offer and sale of equity interests (other than Disqualified Stock (as defined under “Description of Debt Securities We May Offer—Certain Definitions” in the accompanying prospectus)) of the Company pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933 (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company), (ii) any private sale or placement of equity interests (other than Disqualified Stock) of the Company other than to a subsidiary of the Company, or (iii) any capital contribution received by the Company from any holder of equity interests (other than Disqualified Stock) of the Company.

We will give notice to The Depository Trust Company, or DTC, of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date (provided notice may be given more than 60 days before the redemption date in connection with the satisfaction and discharge of the Shelf Indenture or a defeasance). If we redeem only some of the Notes, it is the practice of DTC to determine by lot the amount of Notes to be redeemed of each of its participating institutions. Notice by DTC to these participants and by participants to “street name” holders of indirect interests in the Notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. The redemption may be conditioned upon the occurrence of one or more conditions precedent.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Sinking Fund

The Notes will not be entitled to the benefits of a sinking fund.

Certain Covenants

At December 31, 2015, our Cash Flow Ratio (as defined under “Description of Debt Securities We May Offer—Certain Definitions” and further described under “Description of Debt Securities We May Offer—Certain Covenants—Limitation on Indebtedness” in the accompanying prospectus) was 3.14 to 1.00.

As of December 31, 2015, we would have been permitted to make Restricted Payments (as defined under “Description of Debt Securities We May Offer—Certain Definitions” and further described under “Description of Debt Securities We May Offer—Certain Covenants—Limitation on Restricted Payments” in the accompanying prospectus (the “Restricted Payments covenant”) in accordance with clause (3) of the first paragraph of the Restricted Payments covenant of approximately $2.1 billion, without regard to our ability to make additional Restricted Payments as described in the third paragraph of the Restricted Payments covenant, including clause (8) thereof, which allows us to make any Restricted Payment so long as immediately after the making of such Restricted Payment, the Cash Flow Ratio does not exceed 3.25:1.00.

Defeasance

At any time on or after July 15, 2016, the Company may terminate all of our and our Guarantors’ respective obligations with respect to the debt securities of any series (“defeasance”), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities. The Company may also, at any time on or after July 15, 2016, terminate all obligations under the covenants set forth in the indenture with respect to any series of debt securities, which are described under “—Certain Covenants” in the accompanying prospectus, and any omission to comply with such obligations will not constitute a Default or an Event of Default (each as defined under “Description of Debt Securities We May Offer—Certain Definitions” in the accompanying prospectus) (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance, (1) the Company must defease all of the outstanding debt securities of any series, (2) the Company must irrevocably deposit in trust, for the benefit of the holders, with the trustee money or government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the debt securities of the series being defeased to redemption or maturity (the “Defeasance Trust”), (3) the Company must deliver opinions of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), and (4) the Company must comply with certain other conditions.

Ranking

The Notes and the guarantees are AMC Networks’ general unsecured senior obligations and will rank equally with all of AMC Networks’ and the guarantors’ existing and future unsecured and unsubordinated indebtedness, but will be effectively subordinated to all of AMC Networks’ and the guarantors’ existing and future secured indebtedness, including all borrowings and guarantees under AMC Networks’ senior secured credit facility, to the extent of the assets securing that indebtedness. The Notes and the guarantees will rank structurally behind all of the existing and future liabilities of AMC Networks’ subsidiaries that are not guarantors, including trade payables. The Notes and the guarantees will rank equally with any of AMC Networks’ and the guarantors’ existing and future senior unsecured debt, including the 7.75% Notes and the 4.75% Notes, and ahead of any of AMC Networks’ and the guarantors’ future debt that expressly provides for its subordination to the Notes. The Notes will be guaranteed on a senior unsecured basis by each of AMC Networks’ existing and future domestic restricted subsidiaries, subject to certain exceptions. See “Capitalization” for additional information concerning AMC Networks’ indebtedness and the indebtedness of AMC Networks’ subsidiaries.

Under the circumstances described in the accompanying prospectus under the caption “Description of Debt Securities We May Offer—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Shelf Indenture and will not guarantee the Notes.

After giving effect to this offering of Notes and the application of the proceeds therefrom as set forth under “Capitalization,” including to fund the Tender Offer, and assuming that all of the existing 7.75% Notes were tendered for repurchase pursuant to the terms of the Offer to Purchase, as of December 31, 2015:

•	AMC Networks would have had approximately (1) $1.41 billion principal amount of secured indebtedness under our term loan A facility, (2) approximately $1.35 billion principal amount of senior unsecured indebtedness, including the Notes offered hereby and (3) an additional $500 million of availability under our secured revolving credit facility;

•	AMC Networks’ Restricted Subsidiaries would have had approximately (1) $1.41 billion principal amount in secured indebtedness under our term loan A facility (consisting of guarantees of the senior secured indebtedness of the Company) and (2) approximately $1.35 billion principal amount of senior unsecured indebtedness (consisting of guarantees of the senior unsecured indebtedness of the Company); and

•	AMC Networks and its Restricted Subsidiaries would have had approximately $33 million of capital lease obligations and other indebtedness.

The foregoing amounts do not include trade payables and other obligations of our subsidiaries that will not guarantee the Notes, to which the Notes are effectively subordinated. Under “Capitalization,” we provide additional information concerning our indebtedness and the indebtedness of our subsidiaries.

The obligations of each guarantor under its guarantee are limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes—The Notes and the guarantees may not be enforceable because of fraudulent conveyance laws.” As of December 31, 2015, after giving effect to this offering of Notes and the application of the proceeds therefrom as set forth under “Capitalization,” including to fund our Tender Offer, and assuming that all of our existing 7.75% Notes would have been tendered for repurchase pursuant to the terms of the Offer to Purchase the guarantors would have had approximately $1.41 billion principal amount of secured indebtedness, all of which would have been guarantees of indebtedness under our senior secured credit facility.

Regarding the Trustee

U.S. Bank National Association is a party to the Credit Facility and serves as the trustee under the 7.75% Notes Indenture and the 4.75% Notes Indenture. U.S. Bank National Association may also maintain other banking arrangements with us in the ordinary course of business.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

This section describes the material U.S. federal income and certain estate tax consequences of owning the Notes we are offering. It applies to you only if you acquire Notes in the offering at the offering price and you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank or other financial institution,

•	a regulated investment company,

•	a real estate investment trust,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks,

•	a person that purchases or sells Notes as part of a wash sale for U.S. federal income tax purposes,

•	a person that owns Notes as part of a straddle, conversion or other integrated transaction for U.S. federal income tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If you purchase Notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed U.S. Treasury regulations under the Internal Revenue Code, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Changes in these laws could affect the continued validity of this section.

If a partnership (or another entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

Please consult your own tax advisor concerning the consequences of owning these Notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the U.S. federal income tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	an entity treated as a corporation for U.S. federal income tax purposes and created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or, to the extent provided in regulations, it was in existence on August 20, 1996, treated as a domestic trust prior to such date and elected to continue to be so treated.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

Repurchase upon Change of Control

Upon the occurrence of certain kinds of change of control events, you will have the right as a holder of the Notes to require us to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. We believe that the likelihood that such a change of control event will occur is remote. Therefore, we do not intend to treat the potential repurchase of the Notes upon the occurrence of such change of control events as subjecting the Notes to the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” Our determination is binding on you, unless you disclose a contrary position in a statement attached to your timely filed U.S. federal income tax return for the taxable year during which the Notes were acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to you could differ from those discussed herein. For example, if the Notes are treated as contingent payment debt instruments, any gain on sale or other disposition of the Notes would be treated as ordinary income rather than capital gain. The remainder of this disclosure assumes that the Notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Payments of Interest

You will be taxed on any interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes.

Purchase, Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Your tax basis in your Note will generally be the cost of your Note. You will generally recognize capital gain or loss on the sale, exchange, retirement or other taxable disposition of your Note equal to the difference between the amount you realize on the sale, exchange, retirement or other taxable disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your Note. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holder. You are a non-U.S. holder if you are the beneficial owner of a Note the income from which is not effectively connected with your conduct of a U.S. trade or business and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.

If you are a U.S. holder, this subsection does not apply to you.

Under U.S. federal income and estate tax law, and subject to the discussion of FATCA and backup withholding below, if you are a non-U.S. holder of a Note:

•	we generally will not be required to deduct U.S. withholding tax from payments of principal, premium, if any, and interest, to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AMC Networks entitled to vote,

2.	you are not a controlled foreign corporation that is related, directly or indirectly, to AMC Networks through stock ownership, and

3.	we do not have actual knowledge or reason to know that you are a U.S. person and:

a.	you have furnished to us an Internal Revenue Service Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to us documentation that establishes your identity and your status as the beneficial owner of the payment for U.S. federal income tax purposes and as a non-U.S. person,

c.	we have received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-U.S. financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-U.S. bank or of a non-U.S. insurance company, and the withholding foreign partnership qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-U.S. person that is, for U.S. federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	we received a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to us under penalties of perjury that an Internal Revenue Service Form W-8BEN or W-8BEN-E or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or W-8BEN-E or acceptable substitute form, or

e.	we otherwise possess documentation upon which it may rely to treat the payment as made to a non-U.S. person that is, for U.S. federal income tax purposes, the beneficial owner of the payments on the Notes in accordance with U.S. Treasury regulations; and

•	no deduction for any U.S. federal withholding tax will be made from any gain that you realize on the sale, exchange, or other taxable disposition of your Note.

Also, if you are a non-U.S. holder of a Note, you generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a Note unless you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Further, a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AMC Networks entitled to vote at the time of death and

•	the income on the Note would not have been effectively connected with the conduct of a U.S. trade or business of the decedent at the same time.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Internal Revenue Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source interest and the gross proceeds from the sale or other disposition of Notes that can produce U.S.-source interest. Payments of interest that you receive in respect of the Notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold Notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of Notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

We will not pay any additional amounts in respect of FATCA withholding, so if this withholding applies, you will receive significantly less than the amount that you would have otherwise received with respect to your Notes. Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any amounts withheld.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, we are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your Note. In addition, we are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Note before maturity within the United

States. Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a non-U.S. holder, we are required to report payments of interest on your Notes on Internal Revenue Service Form 1042-S. Payments of principal, premium or interest made by us to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under “—Non-U.S. Holders” are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and (ii) you have furnished to the payor or broker an appropriate Internal Revenue Service Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-U.S. person.

In general, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of Notes under FATCA if you are, or are presumed to be, a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc., Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc., Goldman, Sachs & Co. and UBS Securities LLC are acting as joint book-running managers of the offering and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes of set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Smith Fenner & Smith Incorporated	$
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Fifth Third Securities, Inc.
Goldman, Sachs & Co.
UBS Securities LLC

Total		$750,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to certain conditions precedent. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

We have been advised by the representative of the underwriters that the underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the Notes to the public, the underwriters may change the public offering price, the concession and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell the Notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by AMC Networks Inc.
Per Note	%

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be approximately $         million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Settlement

We expect that delivery of the Notes will be made to investors on or about March     , 2016 which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to March     , 2016 will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC will be serving as dealer managers in the Tender Offer. Certain of the underwriters or affiliates of the underwriters may be holders of the 7.75% Notes and may participate in the Tender Offer. As a result, such underwriters or affiliates would receive a portion of the proceeds of this offering to the extent such 7.75% Notes are repurchased by us in the Tender Offer.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or other affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

An affiliate of the trustee, U.S. Bancorp Investments, Inc., is one of the underwriters. In addition, certain affiliates of the underwriters are lenders under the Credit Facility.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Member State (the “Relevant Implementation Date”) no offer of Notes may be made to the public in that Member State other than:

(a) To any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Member State by any measure implementing the Prospectus Directive in the Member State and the expression “Prospectus Directive” means Directive 2003/71/EC, as amended, and includes any relevant implementing measure in the Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at persons inside the United Kingdom who are qualified investors within the meaning of Article 2(1)(e) of the

Prospectus Directive (and amendments thereto) and Section 86(7) of the FSMA who also (1) have professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the FSMA (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (2) are high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2)(a) to (d) of the Financial Promotion Order or (3) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such relevant persons. Persons within the United Kingdom who receive this communication (other than relevant persons) should not rely or act upon this communication.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection

73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, as required by the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov and from our website at http://www.amcnetworks.com.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus supplement. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full herein. The information incorporated by reference is considered to be a part of this prospectus supplement and any information that we later file with the SEC automatically will update or supersede this information. We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 25, 2016);

•	our Definitive Proxy Statement on Schedule 14A for our 2015 Annual Meeting of Stockholders filed with the SEC on April 30, 2015 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014);

•	our Current Report on Form 8-K filed on March 7, 2016; and

•	all documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering.

You may request a copy of these filings, excluding exhibits, at no cost, by writing or telephoning us at the following address or phone number: AMC Networks Inc., Attention: Investor Relations, 11 Penn Plaza, New York, New York 10001, Telephone Number: (212) 324-8500.

VALIDITY OF THE NOTES AND THE GUARANTEES

The validity of the Notes and the related guarantees will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of AMC Networks Inc. and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, are incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

AMC Networks Inc.

Debt Securities

Guarantees of Debt Securities

AMC Networks Inc. from time to time may offer to sell debt securities at prices and on other terms to be determined at the time of the offering. The obligations of AMC Networks Inc. under the debt securities will be guaranteed by each of the Guarantors referred to in this prospectus, subject to certain exceptions.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus or term sheet. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

Investing in the securities involves risks. See “Risk Factors” on page 4 of this prospectus, the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and, if applicable, any risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and the applicable prospectus supplement or term sheet may be used in the initial sale of the securities or in resales by selling securityholders. In addition, AMC Networks Inc. may use this prospectus and the applicable prospectus supplement or term sheet in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated March 23, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of the debt securities and related guarantees described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities and related guarantees we may offer. Each time we offer debt securities and related guarantees, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering, including amounts, prices and terms of the debt securities being offered. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or term sheet together with additional information described immediately below under the headings “Available Information” and “Incorporation of Certain Information by Reference.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional debt securities and related guarantees, including those to be sold by securityholders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

Unless indicated otherwise, the terms “AMC Networks,” the “Company,” “we,” “us,” and “our” each refer to AMC Networks Inc., together with its direct and indirect subsidiaries. “AMC Networks Inc.” refers to AMC Networks Inc. individually as a separate entity.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the debt securities and related guarantees covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of AMC Networks, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the debt securities and related guarantees by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	our Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 25, 2016);

(2)	our Definitive Proxy Statement on Schedule 14A for our 2015 Annual Meeting of Stockholders filed with the SEC on April 30, 2015 (but only the information set forth therein that is incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014);

(3)	our Current Report on Form 8-K filed on March 7, 2016; and

(4)	all documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus and before the completion of the offering of all the securities covered by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from:

AMC Networks Inc.

11 Penn Plaza

New York, NY 10001

Attn: Investor Relations

(212) 324-8500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans” and similar words and terms used in the discussion of future operating results and future financial performance identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•	market demand for our programming networks and our programming;

•	demand for advertising inventory;

•	the highly competitive nature of the cable, telecommunications and digital programming industries;

•	our ability to maintain and renew distribution or affiliation agreements with video programming distributors;

•	the cost of, and our ability to obtain or produce, desirable programming content for our networks, other forms of distribution, including digital and licensing in international markets, as well as our independent film distribution business;

•	market demand for our owned original programming and our independent film content;

•	the security of our program rights and other electronic data;

•	the loss of any of our key personnel and artistic talent;

•	changes in domestic or foreign laws or regulations under which we operate;

•	economic and business conditions and industry trends in the countries in which we operate;

•	fluctuations in currency exchange rates and interest rates;

•	changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.S. or in the countries in which we operate;

•	our substantial debt and high leverage;

•	reduced access to capital markets or significant increases in costs to borrow;

•	the level of our expenses;

•	the level of our capital expenditures;

•	future acquisitions and dispositions of assets;

•	our ability to successfully acquire new businesses and, if acquired, to integrate, and implement our plan with respect to businesses we acquire;

•	problems we may discover post-closing with the operations, including the internal controls and financial reporting process, of businesses we acquire;

•	changes in the nature of key strategic relationships with partners and joint ventures;

•	the outcome of litigation and other proceedings;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•	other risks and uncertainties inherent in our programming and distribution business;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate;

•	events that are outside our control, such as political unrest in international markets, terrorist attacks, natural disasters and other similar events; and

•	the factors described in our filings with the SEC, including under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K, and in this prospectus, including under “Risk Factors.”

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

AMC NETWORKS

AMC Networks owns and operates several of the most recognized brands in television, delivering high quality content to audiences and a valuable platform to distributors and advertisers. We have operated in the cable programming industry for more than 30 years, and, over this time, we have continually enhanced the value of our network portfolio. Our programming networks are well known and well regarded by our key constituents — our viewers, distributors and advertisers — and have developed strong followings within their respective targeted demographics, increasing their value to distributors and advertisers.

In the United States (U.S.), our programming networks are AMC, WE tv, BBC AMERICA (our joint venture with BBC Worldwide Americas, Inc.), IFC and SundanceTV. Each of our programming networks have established themselves within their respective markets. Our deep and established presence in the industry and the recognition we have received for our brands through industry awards and other honors lend us a high degree of credibility with distributors and content producers, and help provide us with stable affiliate and studio relationships, advantageous channel placements and heightened viewer engagement. Over the past several years, we have begun to produce some of our own original programming. Our ability to produce owned, high-quality content has provided us with the opportunity to distribute such content on platforms other than our domestic networks. We have principally licensed content for linear distribution internationally, digital distribution, home video and syndication.

Internationally, we deliver programming that reaches subscribers in more than 140 countries and territories, including countries and territories in Europe, Latin America, the Middle East and parts of Asia and Africa. The global division of the Company, AMC Networks International, consists of global brands, including Sundance Channel and AMC, in the movie and entertainment programming genres, as well as popular, locally recognized channels in various other programming genres.

We earn revenue principally from the distribution of our programming and the sale of advertising. Distribution revenues primarily include affiliation fees paid by distributors to carry our programming networks as well as revenue earned from the licensing of original programming for digital, foreign and home video distribution. In 2015, distribution revenues and advertising sales accounted for 60% and 40% of our consolidated revenues, net, respectively. No customer accounted for more than 10% of consolidated revenues, net for the year ended December 31, 2015.

For a further discussion of our businesses, we urge you to read our most recent Annual Report on Form 10-K incorporated by reference herein. See “Incorporation of Certain Information by Reference” herein.

We are a Delaware corporation incorporated on March 9, 2011. Our principal executive office is located at 11 Penn Plaza, New York, NY 10001, and our telephone number is (212) 324-8500.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

USE OF PROCEEDS

Except as otherwise disclosed in the applicable prospectus supplement or term sheet, we intend to use the net proceeds from the sale or resale of the debt securities referenced in this prospectus for general corporate purposes, which may include, among other things, acquisitions, working capital, contributions of capital to our subsidiaries, capital expenditures, the repurchase of shares of common stock, the repayment of short-term borrowings or the repayment or repurchase of other debt. We will not receive any separate consideration for the guarantees.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on an historical basis for the periods indicated:

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Ratio of earnings to fixed charges (1)	5.3	3.9	4.9	2.7	3.1

(1)	For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of pre-tax income from continuing operations, plus fixed charges, and (b) fixed charges is defined as interest expense (including amortization of deferred financing costs) and the estimated portion of operating expense deemed by management to represent the interest component of rent expense.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

Please note that in this section entitled “Description of Debt Securities We May Offer,” references to the “Company,” “we,” “our” and “us” refer only to AMC Networks Inc. and not to its consolidated subsidiaries. Also, in this section, references to “holders” mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Legal Ownership and Book-Entry Issuance.”

We may offer debt securities from time to time. The obligations of AMC Networks Inc. under the debt securities will be guaranteed by each of the Guarantors, subject to certain exceptions. When we use the term “securities” in this prospectus, we mean any of the debt securities and the related guarantees we and the Guarantors may offer with this prospectus, unless we say otherwise.

This prospectus, including the following description of the terms of the debt securities, sets forth general terms that may apply to the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be our general obligations. The debt securities will be issued under an indenture (the “indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented from time to time. Subject to certain limitations imposed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), the trustee, under the indenture, in its individual or any other capacity, may become the owner or pledgee of our debt securities and may otherwise deal with and collect obligations owed to it by us and may otherwise deal with us with the same rights it would have if it were not the trustee.

The following is a summary of the most important provisions of the indenture. A copy of a form of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following discussion of certain provisions of the indenture is a summary only and does not purport to be a complete description of the terms and provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debt securities.

The indenture does not contain any provisions that limit our ability to incur indebtedness or that afford holders of the debt securities protection in the event of a highly leveraged or similar transaction, other than as described under “—Certain Covenants—Limitation on Indebtedness.”

Ranking; Issuance In Series

Unless the applicable prospectus supplement specifies otherwise, the debt securities will rank equally and ratably with all of our other unsecured and unsubordinated obligations. The indenture does not limit the total amount of debt securities that we may issue under it, and we may issue debt securities under the indenture up to the aggregate principal amount authorized by our Board of Directors from time to time.

We may issue debt securities in one or more separate series. The prospectus supplement relating to an offering of a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal of, and any premium on, the debt securities of the series is payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series bear interest, if any, or the method by which such rate or rates are determined, the date or dates from which such interest accrues, the interest payment dates on which any interest is payable or the method by which such dates will be determined, our right, if any, to defer or extend an interest payment date, and the record dates for the determination of holders to whom interest is payable and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the price or prices at which, the period or periods within which, and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to that obligation;

•	if other than in U.S. dollars, the currency, currencies, currency unit or currency units in which the principal of, and any premium and interest on, the debt securities of the series is payable, and the manner of determining an equivalent amount of U.S. dollars;

•	any additions, modifications or deletions in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holder of any debt securities of the series to declare the principal of, and any premium or any interest on, such debt securities immediately due and payable;

•	any trustee, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities of the series;

•	any terms of any Guarantee of the payment of principal, any premium and any interest, with respect to the debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the indenture, including, without limitation, any securities of ours or of another person into which the debt securities of the series are convertible or for which the debt securities of the series are exercisable or exchangeable.

Guarantees

The debt securities and the Company’s obligations under the indenture will be guaranteed, jointly and severally, by (i) each Domestic Restricted Subsidiary (other than any Insignificant Subsidiary) and (ii) each RMH GE Entity that guarantees any other Indebtedness of the Company or any of the Company’s Restricted Subsidiaries. As of the date of this prospectus, all of the Company’s Domestic Restricted Subsidiaries and each of the RMH GE Entities are Guarantors.

Each Guarantee will be:

•	a general unsecured obligation of that Guarantor;

•	effectively subordinated to any secured Indebtedness of that Guarantor, including the guarantee of that Guarantor under the Credit Agreement, to the extent of the assets securing such Indebtedness;

•	pari passu in right of payment with any unsecured, unsubordinated Indebtedness of that Guarantor; and

•	senior in right of payment to any subordinated Indebtedness of that Guarantor.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Tax Considerations

Important federal income tax consequences and special considerations applicable to any series of debt securities may be described in the applicable prospectus supplement.

Denominations, Registration, Payment and Transfer

In the absence of any other specification in the form of debt security for any series, the debt securities of each series shall be issuable in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Debt securities of any series may be exchanged for debt securities of the same series in other authorized denominations in an equal aggregate principal amount. Debt securities may also be presented for registration of transfer, and the transferee or transferees will receive new debt securities of the same series in authorized denominations in an equal aggregate principal amount. Debt securities to be exchanged or transferred must be presented at the office of the registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities. Debt securities presented for exchange or registration of transfer must be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in a form satisfactory to us and the trustee and duly executed by, the holder of these debt securities or his attorney who has been duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer. We will not assess a service charge.

For a description of the registration and transfer of debt securities held in book-entry form, see “Legal Ownership and Book-Entry Issuance” below.

We will appoint the trustee as registrar and paying agent under the indenture. We may at any time designate additional transfer agents or paying agents with respect to any series of debt securities or from time to time change those designations or approve a change in their locations pursuant to the indenture.

We are not required to exchange or register a transfer of (a) any debt securities of any series for a period of 15 days preceding the first mailing of notice of redemption for those series to be redeemed, or (b) any debt securities selected, called or being called for redemption except for the portion of any debt security to be redeemed in part, which is not redeemed.

The payment of principal of, and any premium and any interest on, debt securities will be made at the office of the trustee for those debt securities in the City of New York or at the office of a paying agent or paying agents that we may designate from time to time. At our option, however, we may pay any interest by check mailed to the address of the person entitled to it as that address appears in the register for those debt securities. The payment of any interest on debt securities will be made to the person in whose name that debt security is registered at the close of business on any record date for that interest, except in the case of defaulted interest.

Certain Definitions

The following definitions are applicable to the indenture. Reference is made to the indenture for the full definition of all such terms.

“Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a Subsidiary or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliation Agreement” means any agreement between the Company or any of its Restricted Subsidiaries and a distributor pursuant to which such distributor agrees, among other things, to distribute and exhibit to its subscribers programming of the Company or such Restricted Subsidiary, as the case may be.

“Annual Operating Cash Flow” means, as of any date, Operating Cash Flow for the period of four consecutive fiscal quarters covered by the then most recent report furnished or deemed furnished to the trustee and the holders of debt securities under the caption “—Certain Covenants—Reports.”

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any property or assets, other than a sale, lease, conveyance or other disposition governed by the provisions of the indenture described below under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described below under the caption “—Certain Covenants—Consolidation, Merger and Sale of Assets”; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $50.0 million;

(2)	the sale, lease, conveyance or other disposition of properties or assets between or among the Company and its Restricted Subsidiaries (including any transfer to any Person that concurrently becomes a Restricted Subsidiary);

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the sale, lease, conveyance or other disposition of equipment, inventory, materials, accounts receivable or other assets in the ordinary course of business;

(5)	the sale, lease, conveyance or other disposition of intellectual property and other intangibles in the ordinary course of business;

(6)	the licensing or sublicensing of intellectual property, intellectual property rights or other general intangibles, and licenses, leases, sublicenses or subleases of other assets or property which do not materially interfere with the business of the Company or any of its Restricted Subsidiaries;

(7)	the sale, conveyance or other disposition of cash and Cash Equivalents;

(8)	the sale, conveyance or other disposition of accounts receivables, including overdue or disputed accounts receivable, in connection with the compromise, settlement or collection thereof or in bankruptcy or similar proceedings;

(9)	a Restricted Payment that is not prohibited by the covenant described below under the caption “—Certain Covenants—Limitation on Restricted Payments” and any Investment that is not prohibited by the covenant described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” including any Permitted Investment;

(10)	the granting of a Lien not prohibited under the indenture;

(11)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights, tort claims or other litigation claims;

(12)	the termination of hedging or similar arrangements;

(13)	the sale, lease, conveyance or other disposition of properties or assets that have become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(14)	(a) the sale, lease, conveyance or other disposition of property or assets to an Unrestricted Subsidiary or to a joint venture of an Unrestricted Subsidiary, provided that, as of the date of such Asset Sale, the aggregate fair market value of property and assets subject to such Asset Sale (determined at the time of such Asset Sale) pursuant to this clause (14)(a) during the term of the indenture does not exceed $100.0 million, or (b) the sale, lease, conveyance or other disposition of Unrestricted Subsidiaries;

(15)	the sale, lease, conveyance or other disposition of assets or properties to the extent that such assets or properties are exchanged for credit against the purchase price of similar replacement assets or properties or the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement assets or properties, in each case, in the ordinary course of business;

(16)	the settlement of tort or other litigation claims; provided that, if any such settled claim shall have a value in excess of $50.0 million, the Board of Directors or similar governing body of the Company determines it to be fair and reasonable in light of the circumstances; and

(17)	the sale, lease, conveyance or other disposition in accordance with a Distribution Transaction Agreement (as defined in the Credit Agreement).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” shall each have a corresponding meaning.

“Board of Directors” means the board of directors of the Company or any duly authorized committee of such board.

“Business Day”, when used with respect to any Place of Payment or any other particular location referred to in the indenture or in the debt securities, means, unless otherwise specified with respect to any debt securities, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in that Place of Payment or other location are authorized or obligated by law, regulation or executive order to close.

“Cablevision” means Cablevision Systems Corporation, a Delaware corporation.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all Common Stock, Preferred Stock and Disqualified Stock.

“Capitalized Lease Obligation” means any obligation of a Person to pay rent or other amounts under a lease (or other agreement conveying the right to use) with respect to any property, whether real, personal or mixed, which obligation is required to be accounted for as a capital lease on the balance sheet of such Person in accordance with GAAP, and the amount of such Capitalized Lease Obligation will be the amount so required to be accounted for as a capital lease.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	marketable direct obligations of the United States of America maturing, unless such securities are deposited to defease any Indebtedness, within 397 days of the date of purchase;

(3)	commercial paper issued by a Person having a consolidated net worth of at least $250.0 million, which conducts a substantial part of its business in the United States of America, maturing within 180 days from the date of the original issue thereof, and rated “P-1” or better by Moody’s or “A-1” or better by S&P;

(4)	fully collateralized repurchase agreements with financial institutions having a rating of “Baa” or better from Moody’s or a rating of “A-” or better from S&P;

(5)	certificates of deposit, bankers’ acceptances and time deposits maturing within 397 days after the date of purchase that are issued by a United States national or state bank or foreign bank having capital, surplus and undivided profits totaling more than $100.0 million, and having a rating of “Baa” or better from Moody’s, or a rating of “A-2” or better from S&P;

(6)	money market funds that (i) comply with the criteria set forth in the Commission’s Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $3 billion;

(7)	repurchase obligations of any lender under the Credit Agreement or of any commercial bank satisfying the requirements of clause (3) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(8)	obligations of any State, commonwealth or territory of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited the government obligations described in clause (2) of this definition maturing as to principal and interest at times and in amounts sufficient to provide such payment;

(9)	auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s;

(10)	securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any lender under the Credit Agreement or any commercial bank satisfying the requirements of clause (3) of this definition; or

(11)	money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (10) of this definition.

In the case of Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from S&P, Moody’s or Fitch Ratings Inc. and (ii) other short-term investments utilized by the Company and the Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous in such country to the foregoing investments in clauses (1) through (11) and in this paragraph.

“Cash Flow Ratio” means, as of any date, the ratio of (a) the sum of the aggregate outstanding principal amount of all Net Debt outstanding on such date determined on a consolidated basis, but excluding all Hedging Obligations and all Monetization Indebtedness, plus (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date to (b) Annual Operating Cash Flow.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of pledge, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to one or more of the Dolan Family Interests;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Dolan Family Interests, becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting, or remains outstanding and constitutes, a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Dolan Family Interests, becomes, directly or indirectly, the ultimate Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; provided that, following completion of the offer to purchase debt securities pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Change of Control,” any subsequent change in the voting power of the Voting Stock of the surviving or transferee Person Beneficially Owned by the “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that resulted in such earlier Change of Control will not result in an additional Change of Control.

“Collateral Documents” means, collectively, the security agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the administrative agent for the benefit of the “secured parties” named in the Credit Agreement.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of the indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Common Stock” means, with respect to any Person, any and all shares, interests and participations (however designated and whether voting or non-voting) in such Person’s common equity, whether now outstanding or issued after the date of the indenture, and includes, without limitation, all series and classes of such common stock.

“Consolidated Secured Leverage Ratio” means, as of any date, the ratio of:

(1)	the sum of (i) the aggregate outstanding principal amount of all Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date determined on a consolidated basis, but excluding all Hedging Obligations and all Monetization Indebtedness, plus (ii) (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date, in the case of each of clauses (i) and (ii), to the extent secured by a Lien on any assets of the Company or any Subsidiary thereof, to

(2)	Annual Operating Cash Flow.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date of initial issuance of the debt securities of the applicable series; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain amended and restated senior secured credit agreement, dated as of December 16, 2013, by and among the Company, certain of its Subsidiaries, JPMorgan Chase Bank, National Association, as Administrative Agent, the other agents party thereto and the lenders party thereto from time to time, as amended, modified, renewed, refunded, replaced, restated, restructured, increased, substituted or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, substitution or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means one or more debt or borrowing facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, modified, renewed, refunded, replaced, restated, restructured, increased, substituted or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, substitution or refinancing is with the same financial institutions or otherwise.

“Cumulative Cash Flow Credit” means the sum of:

•	cumulative Operating Cash Flow during the period commencing on July 1, 2011 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

•	the aggregate net proceeds received by the Company from the issuance or sale (other than to the Company or a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) on or after July 1, 2011, plus

•	the aggregate net proceeds received by the Company from the issuance or sale (other than to the Company or a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) on or after July 1, 2011, upon the conversion of, or exchange for, Indebtedness of the Company or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire Capital Stock of the Company.

For purposes of this definition, the net proceeds in property other than cash received by the Company as contemplated by the second two bullet points above will be valued at the Fair Market Value thereof as of the date of receipt by the Company.

“Cumulative Interest Expense” means, for the period commencing on July 1, 2011 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

“Debt” with respect to any Person means, without duplication, any liability, whether or not contingent:

•	in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond;

•	representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable;

•	under Swap Contracts (as defined in the Credit Agreement) relating to interest rates entered into pursuant to the Credit Agreement or with respect to Hedging Obligations;

•	under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest-rate swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP);

•	guarantees of items of other Persons which would be included within this definition for such other Persons, whether or not the guarantee would appear on such balance sheet; or

•	representing Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

“Debt” does not include:

•	any liability for federal, state, local or other taxes owed or owing by such Person;

•	any accounts payable or other liability for trade credit, including guarantees thereof or instruments evidencing such liabilities; or

•	any liability incurred using credit cards issued to the Company, its Restricted Subsidiaries or their respective employees.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Deferred Carriage Fee Amortization” means amounts paid or payable to multichannel video programming distributors to obtain additional subscribers and/or guarantee carriage of certain programming services and are amortized as a reduction of revenue over the period of the related affiliation arrangement and determined in accordance with GAAP.

“Disqualified Stock” means, with respect to any series of debt securities, any Capital Stock of the Company or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of such debt securities.

“Distribution Agreement” means the Distribution Agreement, dated as of June 6, 2011, between the Company and CSC Holdings, LLC, relating to, inter alia, the contribution of the Programming Network Business to the Company.

“Distribution Transaction” means (i) the contribution to the Company of the Programming Network Business from CSC Holdings, LLC in exchange for the issuance or transfer to CSC Holdings, LLC of common stock of the Company, the Company’s 7.75% Senior Notes due 2021 and loans under the Credit Agreement, (ii) the distribution by CSC Holdings, LLC of the Company’s common stock to Cablevision, and (iii) the distribution by Cablevision of the Company’s common stock to the common shareholders of Cablevision, in each case pursuant to the Distribution Agreement.

“Dolan Family Interests” means (i) any Dolan Family Member, (ii) any trusts for the benefit of any Dolan Family Members, (iii) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually, and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Members” means Charles F. Dolan, his spouse, his descendants and any spouse of any of such descendants.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia, except that (1) no Subsidiary of a Foreign Subsidiary shall be a Domestic Subsidiary, and (2) no Subsidiary of an Excluded Domestic Subsidiary shall be a Domestic Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary substantially all the assets of which are Equity Interests in Foreign Subsidiaries; provided that, for purposes of the definition of “Excluded Domestic Subsidiary” the term “Equity Interests” shall mean, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the avoidance of doubt, AMC Networks International LLC (or its successor) shall be an Excluded Domestic Subsidiary.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of initial issuance of debt securities of the applicable series under the indenture after giving effect to the application of the proceeds of (i) the debt securities of the applicable series and (ii) any borrowings made under the Credit Agreement on the date of initial issuance of debt securities of the applicable series under the indenture.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined, unless otherwise specified, in good faith by the Board of Directors or senior management of the Company, whose determination in all cases shall be conclusive.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary. For the avoidance of doubt, (1) any Subsidiary of a Foreign Subsidiary shall be a Foreign Subsidiary, and (2) any Subsidiary of AMC Networks International LLC (or its successor) shall be a Foreign Subsidiary.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that, at any time after the date of this Indenture, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (and equivalent pronouncements) as in effect at the date of such election, except as otherwise provided in this Indenture; provided further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include Quarters ended prior to the adoption of IFRS shall remain as previously calculated or determined.

“guarantee” means, as to any Person, a direct or indirect guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantee” means a guarantee of the debt securities of the applicable series pursuant to the indenture.

“Guarantors” means:

(1)	each direct or indirect Domestic Subsidiary on the date of initial issuance of debt securities of the applicable series, other than any Insignificant Subsidiary;

(2)	any other Subsidiary that executes a Guarantee of debt securities of the applicable series in accordance with the provisions of the indenture; and

(3)	each RMH GE Entity;

and their respective successors and assigns until released from their obligations under their Guarantees and the indenture in accordance with the terms of the indenture. For the avoidance of doubt, no Foreign Subsidiary is required to be or to become a Guarantor under the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“holder” means a Person in whose name a debt security is registered.

“Indebtedness” with respect to any Person means the Debt of such Person; provided that, for purposes of the definition of “Indebtedness” (including the term “Debt” to the extent incorporated in such definition) and for purposes of the definition of “Event of Default,” the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the Capital Stock of an entity that is not a Restricted Subsidiary.

“Insignificant Subsidiary” means any Subsidiary designated by the Company as an “Insignificant Subsidiary”; provided that the total assets of all Subsidiaries that are so designated do not in the aggregate at any time exceed 3% of the assets of the Company and its consolidated Subsidiaries as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP.

“Investment” means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business or owing to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary for management or other services or other overhead or shared expenses allocated in the ordinary course of business provided by the Company or any Restricted Subsidiary to such Unrestricted Subsidiary) or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit), or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any limited liability company, partnership, joint venture or any similar enterprise) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a Subsidiary; provided that (a) the term “Investment” will not include any transaction that would otherwise constitute an Investment of the Company or a Subsidiary to the extent that the consideration provided by the Company or such Subsidiary in connection therewith consists of Capital Stock of the Company (other than Disqualified Stock) and (b) the term “guarantee” will not be interpreted to extend to a guarantee under which recourse is limited to the Capital Stock of an entity that is not a Restricted Subsidiary.

“Investment Grade Rating” means (1) a rating of BBB- or better, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and a rating of Baa3 or better, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) in each case, if a Rating Agency in the foregoing clause (1) ceases to rate the debt securities of the applicable series for reasons outside the control of the Company, an equivalent Rating Category of any other Rating Agency.

“Lease” means any capital lease, operating lease, equipment lease, real property lease or other lease.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

“Monetization Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary thereof issued in connection with a Monetization Transaction; provided that, (i) on the date of its incurrence, the purchase price or principal amount of such Monetization Indebtedness does not exceed the Fair Market Value of the securities that are the subject of such Monetization Transaction on such date and (ii) the obligations of the Company and its Restricted Subsidiaries with respect to the purchase price or principal amount of such Monetization Indebtedness (x) may be satisfied in full by delivery of the securities that are the subject of such Monetization Transaction and any related options on such securities or any proceeds received by the Company or any Restricted Subsidiary thereof on account of such options; provided that if the Company or such Restricted Subsidiary no longer owns sufficient securities that were the subject of such Monetization Transaction and/or related options on such securities to satisfy in full the obligations of the Company and its Restricted Subsidiaries under such Monetization Indebtedness, such Indebtedness shall no longer be deemed to be Monetization Indebtedness, and (y) are not secured by any Liens on any of the Company’s or its Restricted Subsidiaries’ assets other than the securities that are the subject of such Monetization Transaction and the related options on such securities.

“Monetization Transaction” means a transaction pursuant to which (i) securities received pursuant to an Asset Sale are sold, transferred or otherwise conveyed (including by way of a forward purchase agreement, prepaid forward sale agreement, secured borrowing or similar agreement) within 180 days of such Asset Sale and (ii) the Company or its Restricted Subsidiaries receives (including by way of borrowing under Monetization Indebtedness) not less than 75% of the Fair Market Value of such securities in the form of cash.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Debt” means, as to the Company and its Restricted Subsidiaries as at any date of determination, the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, less the aggregate amount of Qualified Cash of the Company and its Restricted Subsidiaries as of such date.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or are required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (5) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP.

“Operating Cash Flow” means, for any period, the following for the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP: (a) aggregate operating revenues, minus (b) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, in each case net of amounts allocated to Affiliates, but excluding depreciation and amortization (but, for the avoidance of doubt, depreciation and amortization will not include the amortization of programming (films, series, shows and other content) expenses, which is treated as an operating expense), charges and credits relating to employee stock plans, and restructuring charges and credits, and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by the Company or any Restricted Subsidiary in Affiliates), plus (c), without duplication, Deferred Carriage Fee Amortization; provided, however, that for purposes of determining Operating Cash Flow for any period (A) there shall be excluded from Operating Cash Flow all management fees accrued by the Company or any Restricted Subsidiary during such period unless such management fees are paid in cash during such period, (B) Operating Cash Flow for such period shall be increased by the amount of management fees paid to the Company or any Restricted Subsidiary in cash in such period to the extent previously excluded pursuant to clause (A), (C) the amount of Operating Cash Flow attributable to any non-wholly owned Restricted Subsidiary shall be included only to the extent of the Company’s direct or indirect economic interest in the Equity Interests of such non-wholly owned Restricted Subsidiary; provided that the amount of Operating Cash Flow attributable to all non-wholly owned Restricted Subsidiaries shall in no event exceed 10% of the total Operating Cash Flow for such period, and (D) Operating Cash Flow for such period shall be increased or reduced, as the case may be, by the Operating Cash Flow of assets or businesses acquired or disposed of (provided that in each case it has an impact on Annual Operating Cash Flow of at least $1.0 million) (including by means of any redesignation of any Subsidiary pursuant to the covenant described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”) by the Company or any Restricted Subsidiary on or after the first day of such period, determined on a pro forma basis (it being agreed that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Company, delivered in accordance with “—Certain Covenants—Reports” rather than as applied in the financial statements of the entity whose assets were acquired and may include, in the Company’s discretion, a reasonable estimate of savings resulting from any such acquisition or disposition (1) that have been realized, (2) for which the steps necessary for realization have been taken, or (3) for which the steps necessary for realization are reasonably expected to be taken within 12 months of the date of such acquisition or disposition), as though the Company or such Restricted Subsidiary acquired or disposed of such assets on the first day of such period. For purposes of this definition, operating revenues and operating expenses shall exclude any non-recurring, non-cash items in excess of $2,500,000. Operating Cash Flow may also be adjusted to normalize an acceleration of programming (films, series, shows and other content) expenses required to be recognized in accordance with GAAP when the program’s useful life is shortened or otherwise changed from the originally projected useful life. Furthermore, to the extent the programs are abandoned and, to the extent that the amortization of such programming expenses is in accordance with GAAP, required to be accelerated into the year of such impairment, the Company may treat such costs as being amortized over a period equal to the original projected useful life. In the event of any suspension of carriage by any party to an Affiliation Agreement during renewal negotiations of such Affiliation Agreement or upon the expiration or termination of, or during disputes under, such Affiliation Agreement, the Operating Cash Flow calculation (except for the purposes of (i) calculating Cumulative Cash Flow Credit and (ii) calculating the Cash Flow Ratio in clause (21) of the definition of Permitted Investments) may be adjusted (the “Carriage Suspension Adjustment”) to include the affiliation fee and advertising revenue attributable to the affected Affiliation Agreement from the corresponding period one year prior to each period during which such suspension of carriage continues, but in any event not to exceed three months, provided that the Carriage Suspension Adjustment shall be limited only to the affiliation fee and advertising revenue attributable to one Affiliation Agreement during any three-month period being tested.

“Permitted Additional Secured Obligations” means obligations under any other Indebtedness (other than subordinated Indebtedness), including, without limitation, under any Credit Facility, secured by Liens; provided that immediately after giving effect to the incurrence of such obligations, the Consolidated Secured Leverage Ratio of the Company and its Restricted Subsidiaries would be less than or equal to 4.75 to 1.0.

“Permitted Affiliate Payments” means (a) payments under equity and other compensation incentive programs to employees and directors of the Company or any of its current or former Affiliates in the ordinary course of business; provided that, in the case of employees or directors of former Affiliates, such payments relate to awards granted prior to the consummation of the Distribution Transaction, and (b) payments due and payable under the Distribution Transaction Agreements (as defined in the Credit Agreement).

“Permitted Business” means any business conducted or proposed to be conducted (as described in this prospectus, the applicable prospectus supplement or any other offering document with respect to debt securities of the applicable series) by the Company and its Restricted Subsidiaries on the date of initial issuance of debt securities of such series and other businesses reasonably related or ancillary thereto.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary;

(2)	any Investment in cash, Cash Equivalents or marketable securities;

(3)	any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described below under the caption “—Certain Covenants—Asset Sales”;

(5)	Investments to the extent financed with Equity Interests (other than Disqualified Stock) of the Company;

(6)

Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the

Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)	any Investments received in satisfaction of judgments or in settlement of debt or compromises of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency;

(8)	any Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9)	advances to customers or suppliers in the ordinary course of business that are recorded in accordance with GAAP as accounts receivable or prepaid expenses or lease, utility or other similar deposits in the ordinary course of business;

(10)	advances of payroll payments to employees in the ordinary course of business;

(11)	Investments consisting of the licensing or contribution of intellectual property in the ordinary course of business;

(12)	Investments existing on the date of the indenture and any modification, replacement, renewal or extension thereof; provided that the amount of the Investment outstanding on the date of the indenture is not increased except pursuant to the terms of such Investment (in existence on the date of the indenture) or is otherwise a Permitted Investment pursuant to a separate clause of this definition;

(13)	receivables owing to the Company or any of its Restricted Subsidiaries, including receivables from and advances to suppliers, if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(14)	loans and advances to officers, directors, employees, consultants and members of management (including for travel, entertainment, relocation and analogous business expenses) in an aggregate amount not to exceed $5.0 million at any time outstanding; provided that such loans and advances shall comply with all applicable laws;

(15)	Investments (including debt obligations) (i) received in connection with the bankruptcy and reorganization of suppliers and customers in settlement of delinquent obligations, and (ii) received in connection with the settlement of other disputes with customers and suppliers;

(16)	Investments consisting of extensions of credit or endorsements for collection or deposit in the ordinary course of business;

(17)	guarantees of leases of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business;

(18)	Investments in one or more Unrestricted Subsidiaries or joint ventures having an aggregate Fair Market Value that does not exceed $300.0 million at any one time outstanding (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19)	to the extent that they constitute Investments, Indebtedness, Liens or Restricted Payments permitted to be incurred under the indenture;

(20)	Permitted Affiliate Payments;

(21)	other Investments, provided that the Cash Flow Ratio shall be less than or equal to 4.75 to 1.0 on a pro forma basis after giving effect to such Investment;

(22)	guarantees or other extensions of credit in support of leases and other obligations of third parties entered into in connection with production and production-related arrangements or arrangements for the compensation of talent though third-party intermediaries;

(23)	guarantees by the Company or a Restricted Subsidiary of the obligation of a Subsidiary to purchase an interest not owned by the Company or its Subsidiaries in the business of BBC America, including through New Video Channel America, L.L.C. and its successors and assigns; or

(24)	other Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (24), that does not exceed $100.0 million at any one time outstanding (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means the following types of Liens:

(1)	Liens existing on the date of initial issuance of the debt securities of the applicable series;

(2)	Liens on shares of the Capital Stock of an entity that is not a Restricted Subsidiary;

(3)	Liens securing Monetization Indebtedness;

(4)	Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary;

(5)	Liens securing obligations under any Credit Facilities in an amount not to exceed $3,000.0 million;

(6)	Liens granted in favor of the Company or any Restricted Subsidiary;

(7)	Liens securing Permitted Additional Secured Obligations;

(8)	Liens securing the debt securities of the applicable series;

(9)	Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any properties or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(10)	Liens on property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such transaction and do not extend to any properties or assets other than those so acquired by the Company or the Restricted Subsidiary;

(11)	Liens on property or assets used to defease Indebtedness that was not incurred in violation of the indenture;

(12)	Liens securing Hedging Obligations or “margin stock,” as defined in Regulations G and U of the Board of Governors of the Federal Reserve System;

(13)	Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that do not constitute Indebtedness or securing letters of credit that support such Hedging Obligations;

(14)	Liens imposed by law, such as statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

(15)	Liens for taxes, assessments, government charges or claims not yet delinquent or that are being contested in good faith by appropriate proceedings;

(16)	survey exceptions, encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or other restrictions or encumbrances as to the use of real properties or Liens incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially impair their use in the ordinary operation of the business of the Company or any of its Restricted Subsidiaries;

(17)	any zoning, building or similar laws or rights reserved to or vested in any governmental authority;

(18)	Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired or Liens arising out of judgments or awards not constituting an Event of Default;

(19)	Liens (a) incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, (b) incurred in the ordinary course of business for securing insurance premiums or reimbursement obligations under insurance policies related to the items specified in the foregoing clause (a) or (c) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of the items set forth in clauses (a) and (b) of this clause (19);

(20)	Liens consisting of pledges or deposits of cash or securities made by such Person as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy other similar requirements of, any applicable governmental authority;

(21)	(a) deposits made to secure the performance of bids, tenders, contracts (other than for borrowed money) or Leases to which the Company or any of its Restricted Subsidiaries is a party, (b) deposits to secure public or statutory obligations of the Company or any of its Restricted Subsidiaries, surety and appeal bonds, performance bonds and other obligations of a like nature, (c) deposits as security for contested taxes or import duties or for the payment of rent, and (d) obligations in respect of letters of credit or bank guarantees that have been posted by the Company or any of its Restricted Subsidiaries to support the payment of items set forth in clauses (a) and (b) of this clause (21);

(22)	Liens arising from precautionary UCC financing statements (or similar filings under applicable law) regarding leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, operating leases or consignments;

(23)	Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to bankers’ Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto and pooling and netting arrangements) or other funds maintained with a depository institution or securities intermediary;

(24)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense and the rights reserved or vested in any other Person by the terms of any lease, license, franchise, grant or permit held by such Person or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(25)	purchase money mortgages or other purchase money liens (including, without limitation, any Capitalized Lease Obligations) upon any fixed or capital assets acquired after the date of initial issuance of the debt securities of the applicable series, or purchase money mortgages (including, without limitation, Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of the Company or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(26)	Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Limitation on Indebtedness” covering only the assets acquired with such Indebtedness;

(27)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(28)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(29)	Liens created in the ordinary course of business and customary in the relevant industry with respect to the creation of content, and the components thereof, securing the obligations of any of the Company and the Restricted Subsidiaries owing in respect of compensation or other payments owed for services rendered by creative or other personnel that do not constitute Indebtedness; provided that any such Lien shall attach solely to the content, or applicable component thereof, that is the subject of the arrangements giving rise to the underlying obligation;

(30)	assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(31)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(32)	Liens on Equity Interests in any Unrestricted Subsidiary or joint venture held by the Company or any Restricted Subsidiary;

(33)	Liens (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted under the indenture to be applied against the purchase price for such Investment or (B) consisting of an agreement to dispose of any property in an Asset Sale that was made pursuant to and in compliance with the covenant described below under the caption “—Certain Covenants—Asset Sales,” in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(34)	restrictions on transfers of securities imposed by applicable securities laws;

(35)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by such Person in the ordinary course of business;

(36)	any extension, renewal or replacement, in whole or in part, of any Lien described in the immediately preceding clauses; provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets; or

(37)	additional Liens with respect to obligations that do not exceed $50.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means:

(A)	any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonable premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the debt securities of the applicable series or the related Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the debt securities of the applicable series on terms at least as favorable, taken as a whole in all material respects, to the holders of such debt securities as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the debt securities of the applicable series or any Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the debt securities of the applicable series or the Guarantees; and

(5)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(B)	any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund Indebtedness or other Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the Company or any of its Restricted Subsidiaries); provided that:

(1)	the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so extended, refinanced, renewed, replaced or refunded (plus all accrued and unpaid interest or dividends thereon and the amount of any reasonable premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3)	such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity date of, and is subordinated in right of payment to, the debt securities of the applicable series on terms at least as favorable, taken as a whole in all material respects, to the holders of such debt securities as those contained in the documentation governing the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4)	such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity or redemption date of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5)	such Disqualified Stock is issued either by the Company or by the Restricted Subsidiary who is the issuer of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Place of Payment” means, when used with respect to the debt securities of or within any series, the place or places where the principal of (and premium, if any) and interest, if any, on such debt securities are payable as specified as contemplated by the indenture.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the date of the indenture, and includes, without limitation, all classes and series of preferred or preference stock.

“Programming Network Business” means (i) the programming businesses conducted by the Company and its Restricted Subsidiaries as of the date of initial issuance of the debt securities of the applicable series and which collectively consist of the programming networks formerly known as AMC, IFC, Sundance Channel and WE tv and (ii) the other programming and related assets contributed to the Company pursuant to the Distribution Agreement.

“Qualified Cash” means, of any Person, all cash and Cash Equivalents of such Person in deposit or securities accounts.

“Rating Agency” means (1) each of S&P and Moody’s and (2) if S&P or Moody’s ceases to rate the debt securities of the applicable series for reasons outside the control of the Company, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c-3-1(c)(vi)(F) under the Exchange Act, selected by the Company, which will be substituted for S&P or Moody’s, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories, any of which may include a “+” or “–” at the end thereof: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories, any of which may include a “1,” “2” or “3” at the end thereof: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Receivables and Related Assets” means:

•	accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets;

•	equipment;

•	inventory; and

•	proceeds of all of the above.

“Replacement Assets” means any combination of (i) non-current assets that will be used or useful in a Permitted Business or (ii) all or substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture) that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means, with respect to any series of debt securities:

•	any Stock Payment by the Company or a Restricted Subsidiary;

•

any direct or indirect payment by the Company or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to such debt securities; provided, however, that any direct or indirect payment by the Company or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to such debt securities will not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Indebtedness of the Company and its Restricted Subsidiaries to Annual Operating Cash Flow is less than or equal to 5.0 to 1.0 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Permitted Refinancing Indebtedness or Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company or (y) any source of funds other than the incurrence of Indebtedness (it being understood that the use of such funds to repay Indebtedness that is later reborrowed to redeem, purchase, defease or otherwise acquire or retire the subordinate Indebtedness shall be considered a source of funds other than the incurrence of Indebtedness);

•	any direct or indirect payment by the Company or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement; or

•	any Restricted Investment.

Notwithstanding the foregoing, Restricted Payments will not include (a) payments by any Restricted Subsidiary to the Company or any other Restricted Subsidiary or (b) any Permitted Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

“Restricted Subsidiary” means any Subsidiary, whether existing on the date of the indenture or created subsequent thereto, designated from time to time by the Company as a “Restricted Subsidiary”; provided, however, that no Subsidiary that is not a Securitization Subsidiary can be or remain so designated unless (a) over 50% of each of the total equity interest and the voting control of such Subsidiary is owned, directly or indirectly, by the Company or another Restricted Subsidiary and (b) such Subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from:

•	paying dividends or making any distribution on such Subsidiary’s Capital Stock or other equity securities or paying any Indebtedness owed to the Company or to any Restricted Subsidiary;

•	making any loans or advances to the Company or any Restricted Subsidiary; or

•	transferring any of its properties or assets to the Company or any Restricted Subsidiary,

(it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided further that the Company may, from time to time, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the covenant “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

“RMH GE Entity” means each of RMH GE Holdings I, Inc., a Delaware corporation, AMC/Sundance Channel Global Networks LLC, a Delaware limited liability company, Sundance Channel Asia, LLC, a Delaware limited liability company and WE tv Asia LLC, a Delaware limited liability company.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that (a) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the Company or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which relates to the collectability of the Receivables and Related Assets) and (b) none of the Company or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.

“Senior Indebtedness” means, with respect to any Person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, whether or not a claim for post-filing interest is allowed in such proceedings) with respect to all Indebtedness of such Person; provided that Senior Indebtedness will not include:

•	any Indebtedness of such Person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the debt securities of the applicable series;

•	any guarantee of Indebtedness of any subsidiary of such Person if recourse against such guarantee is limited to the Capital Stock or other equity interests of such subsidiary;

•	any obligation of such Person to any subsidiary of such Person or, in the case of a Restricted Subsidiary, to the Company or any other Subsidiary; or

•	any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) that is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date of initial issuance of debt securities of the applicable series.

“Stock Payment” means, with respect to any Person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in Common Stock or common shares of Capital Stock of such Person), or the making by such Person of any other distribution, on account of any shares of any class of its Capital Stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition or retirement for value by such Person, directly or indirectly, of any shares of any class of its Capital Stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

“Subsidiary” means any subsidiary of the Company.

“subsidiary” means, as to a particular parent entity at any time, any entity of which more than 50% of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of such entity is at the time beneficially owned or controlled, or the management of which is otherwise controlled, directly or indirectly by such parent corporation, by one or more such entities or by such parent corporation and one or more such entities.

“Transactions” means the transactions contemplated by (i) the Distribution Transaction, (ii) the Credit Agreement, (iii) the offering of $700 million in aggregate principal amount of the Company’s 7.75% Senior Notes due 2021, and (iv) the offering of $600 million in aggregate principal amount of the Company’s 4.75% Senior Notes due 2022.

“UCC” has the meaning given to such term in the Collateral Documents.

“Unrestricted Subsidiary” means any Subsidiary that is not a Restricted Subsidiary.

“Voting Stock” means any Capital Stock having voting power under ordinary circumstances to vote in the election of the directors of a corporation (irrespective of whether or not at that time the stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then-outstanding principal amount of such Indebtedness.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of debt securities will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s debt securities pursuant to a “Change of Control Offer” on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer to repurchase all or any part of each holder’s debt securities for a repurchase price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of debt securities repurchased, plus accrued and unpaid interest thereon to the Change of Control Payment Date (as defined below). Within 60 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase debt securities outstanding on a date (the “Change of Control Payment Date”) specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the debt securities as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all debt securities or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent (as defined in the indenture) an amount equal to the Change of Control Payment in respect of all debt securities or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the trustee the debt securities so accepted together with an officers’ certificate stating the aggregate principal amount of debt securities or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each holder of debt securities so tendered the Change of Control Payment for such debt securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new debt security equal in principal amount to any unpurchased portion of the debt securities surrendered, if any; provided that each such new debt security will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Credit Agreement has significant limitations regarding the purchase of debt securities by the Company, and will also provide that certain Change of Control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other debt agreements to which the

Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing debt securities, the Company could seek the consent of its lenders, including lenders under the Credit Agreement, to the purchase of debt securities or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing debt securities. In such case, the Company’s failure to purchase tendered debt securities would constitute an Event of Default under the indenture, which would in turn constitute a default under the Company’s other Indebtedness.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable, so long as any debt securities are outstanding. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the debt securities to require that the Company repurchase or redeem the debt securities in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all debt securities validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of debt securities to require the Company to repurchase such debt securities as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, under a Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger the holders’ right to require the Company to repurchase the holders’ debt securities as described above.

Certain Covenants

Suspension of Covenants Upon Investment Grade Ratings. During any period of time that the debt securities of a series maintain an Investment Grade Rating from both Rating Agencies and no Default or Event of Default shall have occurred and be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”), the Company and its Restricted Subsidiaries will not be subject to the covenants (or portions thereof) of the indenture described under the following captions with respect to such series of debt securities:

(A)	“—Limitation on Restricted Payments”;

(B)	“—Limitation on Indebtedness”;

(C)	“—Asset Sales”;

(D)	clauses (2) and (4) of “—Consolidation, Merger and Sale of Assets”;

(E)	“—Transactions with Affiliates”;

(F)	“—Dividend and Other Payment Restrictions Affecting Domestic Subsidiaries”;

(G)	“—Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries”;

(H)	clauses (1) and (2) of the first paragraph under “—Designation of Restricted and Unrestricted Subsidiaries” and clauses (1) and (2) of the third paragraph under “—Designation of Restricted and Unrestricted Subsidiaries”; and

(I)	“—Repurchase at the Option of Holders”

(collectively, the “Suspended Covenants”).

As a result, if and while the Company meets the Suspension Condition, the debt securities of the applicable series will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the debt securities of a series for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade Rating or downgrade the Investment Grade Rating assigned to the debt securities of such series such that such debt securities no longer have an Investment Grade Rating from both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “—Limitation on Restricted Payments” as if such covenant had been in effect during the entire period of time from the date of the indenture.

These covenant suspension provisions will continue to be applicable following any such reinstatement. There can be no assurance that the debt securities of a series will ever achieve Investment Grade Ratings or that any such ratings, if achieved, will be maintained.

The indenture contains, among others, the following covenants:

Limitation on Indebtedness. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness, other than Indebtedness between or among any of the Company and its Restricted Subsidiaries, unless, after giving effect thereto, the Cash Flow Ratio is less than or equal to 7.0 to 1.0.

So long as no Default would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)	the incurrence at any time by the Company of Indebtedness under Credit Facilities (and the incurrence by Restricted Subsidiaries of guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $3,000.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness pursuant to the mandatory prepayment requirements of the instruments or agreements governing such Indebtedness;

(2)	the incurrence of Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the debt securities of the applicable series and the related Guarantees to be issued on the date of the issuance of the debt securities under the indenture;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary for fixed or capital assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $150.0 million at any time outstanding;

(5)	the incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (10) or (19) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is held by a Person that is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the debt securities of the applicable series, in the case of the Company, or the Guarantee, in the case of a Guarantor;

(b)	Indebtedness owed to the Company or any Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Guarantor; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being owed to a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance of shares of Preferred Stock by any of the Company’s Restricted Subsidiaries to the Company or to a Guarantor; provided that (i) any subsequent issuance or transfer of any Equity Interests that results in such Preferred Stock being held by a Person other than the Company or a Guarantor and (ii) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Guarantor shall be deemed, in each case, to constitute an issuance of such shares of Preferred Stock that was not permitted by this clause (7);

(8)	the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9)	the incurrence of Monetization Indebtedness;

(10)	the incurrence of Acquired Indebtedness (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person is acquired by or otherwise merged into or consolidated with the Company or any Restricted Subsidiary); provided that, after giving effect to such transaction, either:

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Cash Flow Ratio test set forth in the first paragraph of this covenant, or

(b)	the Cash Flow Ratio of the Company and its Restricted Subsidiaries would be no higher as a result of such transaction;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited to satisfy and discharge the indenture as described below under the caption “Satisfaction and Discharge of the Indenture and the Debt Securities”;

(12)	Indebtedness of the Company or any Restricted Subsidiary (i) in connection with surety, performance, appeal or similar bonds, completion guarantees, or similar instruments entered into in the ordinary course of business or from letters of credit or other obligations in respect of property, casualty or liability insurance, self-insurance, workers’ compensation obligations or similar arrangements and (ii) consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(13)	Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, such amount need not be inadvertent) drawn against insufficient funds in the ordinary course of business;

(14)	Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification, earnouts or purchase price adjustment obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case incurred or assumed in connection with the acquisition or disposition of any business, assets or properties;

(15)	cash management obligations and Indebtedness incurred in respect of netting services, overdraft protection and similar arrangements;

(16)	Indebtedness consisting of obligations under deferred compensation, earnouts or other similar arrangements incurred by the Company or any Restricted Subsidiary in connection with the Transactions or any acquisition not prohibited by the indenture;

(17)	Indebtedness under Hedging Obligations; provided that such contracts are not entered into for speculative purposes; or

(18)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed $400.0 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify at the time of its incurrence such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which debt securities of the applicable series are first issued under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, (A) any Indebtedness originally classified as incurred pursuant to clauses (1) through (18) above may later be reclassified by the Company such that it will be deemed as having been incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification and (B) any Indebtedness originally classified as incurred pursuant to the first paragraph of this covenant or pursuant to clauses (2) through (18) above may later be reclassified by the Company such that it will be deemed as having been incurred pursuant to such first paragraph or pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such first paragraph or such new clause at the time of such reclassification.

Notwithstanding any other provision of this covenant:

(A)	the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or changes in GAAP;

(B)	any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary;

(C)	neither the accrual of interest nor the accretion of original issue discount (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness, as applicable; and

(D)	the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness, Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) shall not be considered an incurrence of Indebtedness.

The indenture provides that the Company will not incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the debt securities to the same extent. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (1) at the time of such proposed Restricted Payment, a Default or Event of Default has occurred and is continuing or will occur as a consequence of such Restricted Payment, (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been prohibited from incurring at least $1.00 of additional Indebtedness pursuant to the Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Limitation on Indebtedness,” or (3) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that have been made since June 30, 2011 would exceed the sum of $100.0 million plus an amount equal to the difference between (i) the Cumulative Cash Flow Credit and (ii) 1.4 multiplied by Cumulative Interest Expense.

For purposes of this “Limitation on Restricted Payments” covenant, the amount of any Restricted Payment, if other than cash, will be based upon Fair Market Value.

The provisions above do not prevent:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions;

(2)	Permitted Affiliate Payments;

(3)	the retirement, redemption, purchase, defeasance or other acquisition of any shares of the Company’s Capital Stock or warrants, rights or options to acquire Capital Stock of the Company, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of the Company’s Capital Stock or warrants, rights or options to acquire Capital Stock of the Company;

(4)	the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

(5)	repurchases of Equity Interests in a cashless transaction deemed to occur upon exercise or vesting of restricted stock, stock options or warrants;

(6)	the payment of cash in lieu of the issuance of fractional shares or scrip in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

(7)

the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company held by any future, present or former employee or director of the Company or any of its Restricted Subsidiaries or the estate, heirs or legatees of, or any entity controlled by, any such employee or director, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement in connection with the termination of such person’s employment for any reason (including by reason of death or disability); provided, however, that the aggregate Restricted Payments made under this clause (7) does not exceed in any calendar year the sum of (A) $1.5 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $5.0 million in any calendar year) and (B) the cash proceeds of key man life insurance policies on the life of any such person received by the Company and its Restricted Subsidiaries after the date of the indenture;

(8)	any Restricted Payment so long as immediately after the making of such Restricted Payment, the Cash Flow Ratio does not exceed 3.25:1.00; or

(9)	Restricted Payments made in connection with the Transactions.

For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (3) of the first paragraph of this covenant, all amounts expended pursuant to clause (1) of this paragraph will be included and all amounts expended or received pursuant to clauses (2) through (9) of this paragraph will be excluded; provided, however, that amounts paid pursuant to clause (1) of this paragraph will be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

If the Company or a Restricted Subsidiary makes a Restricted Payment that at the time of the making of such Restricted Payment would be, in the Company’s good faith determination, permitted under the requirements of this covenant, such Restricted Payment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting the calculations set forth above for any period.

For the purposes of the provisions above, the net proceeds from the issuance of shares of the Company’s Capital Stock upon conversion of Indebtedness will be deemed to be an amount equal to the accreted value of such Indebtedness on the date of such conversion and the additional consideration, if any, the Company receives upon such conversion, minus any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by our Board of Directors, whose good faith determination will be conclusive).

Asset Sales. The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; provided that this clause (1) shall not apply to an Asset Sale resulting solely from a foreclosure or sale by a third party upon assets or property subject to a Lien not prohibited by the indenture;

(2)	where such Fair Market Value exceeds $100.0 million, the Company’s determination of such Fair Market Value is set forth in an officers’ certificate delivered to the trustee; and

(3)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following shall be deemed to be Cash Equivalents:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, or would be shown on the Company’s or such Restricted Subsidiary’s balance sheet on the date of such Asset Sale) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the debt securities of each series then outstanding or any Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a written agreement that releases the Company or such Restricted Subsidiary from further liability therefor; and

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted (including by way of any Monetization Transaction) by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days of such Asset Sale.

The Company or any of its Restricted Subsidiaries may use the Net Proceeds of any Asset Sale in any manner that is not prohibited by the indenture. The indenture does not contain any requirement that the proceeds of any Asset Sale be applied to redeem debt securities or any other Indebtedness or make any offer to repurchase the debt securities or any other Indebtedness.

Transactions with Affiliates. The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, effect any transaction with any Affiliate of the Company that is not a Restricted Subsidiary, having a value, or for consideration having a value, in excess of $35.0 million unless the Company’s or such Restricted Subsidiary’s Board of Directors (or the person duly authorized to perform similar functions) shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would at the time be obtainable for a comparable transaction in arm’s-length dealing with an unrelated third party; provided, however, that this provision shall not apply to:

(1)	overhead and other ordinary course allocations of costs and services on a reasonable basis;

(2)	allocations of tax liabilities and other tax-related items among the Company and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Company and its Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as direct taxpayers;

(3)	Permitted Investments and Restricted Payments permitted under “—Limitation on Restricted Payments”;

(4)	matters described in or contemplated by the Form 10 of the Company, as amended or modified from time to time, or other reports filed by the Company with the Commission;

(5)	contracts or arrangements between the Company and/or any of its Subsidiaries and any of its Affiliates regarding coordination and/or joint defense of any litigation or any other action, suit, proceeding, claim or dispute before any courts, arbitrators or governmental authority;

(6)	contracts or arrangements to sell or buy advertising between the Company and/or any of its Subsidiaries and any of its Affiliates;

(7)	affiliation agreements or arrangements between the Company and/or its Subsidiaries and any of its Affiliates;

(8)	contracts or arrangements entered into in the ordinary course of business providing for the acquisition or provision of goods or services (including guarantees otherwise permissible under any Credit Facility, leases or licenses of property, equipment, facilities and other real or personal property) (i) between the Company or any of its Restricted Subsidiaries and any Unrestricted Subsidiary or (ii) under which the Company or any of its Restricted Subsidiaries may be jointly and severally liable with any of its Unrestricted Subsidiaries as to which costs are allocated based on cost, usage or other reasonable method of allocation (or are otherwise immaterial);

(9)	contracts or arrangements between the Company and/or any of its Subsidiaries and any Affiliates regarding transponder usage rights;

(10)	licensing agreements or arrangements or film and/or content programming allocation contracts or arrangements between the Company and/or any of its Restricted Subsidiaries and any Unrestricted Subsidiary;

(11)	contracts or arrangements between the Company and/or any of its Restricted Subsidiaries and any Unrestricted Subsidiary regarding the use of intellectual property;

(12)	contracts or arrangements between the Company and/or any of its Restricted Subsidiaries and any Unrestricted Subsidiary for the purpose of securing (a) production or production-related arrangements or (b) arrangements for the compensation of talent through third-party intermediaries;

(13)	the Distribution Transaction Agreements (as defined in the Credit Agreement);

(14)	contracts or arrangements between the Company and/or any of its Subsidiaries and any of its Affiliates approved in accordance with the Company’s policies that are not otherwise included in or contemplated by any of the foregoing items;

(15)	contracts or arrangements between the Company and/or any of its Subsidiaries and any Dolan Family Interests approved in accordance with the Company’s policies that are not otherwise included in or contemplated by any of the foregoing items; and

(16)	amendments, modifications, renewals or replacements from time to time of any of the contracts, arrangements, leases, services or other matters referred to or contemplated by any of the foregoing items.

Limitation on Liens. The indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the indenture or thereafter acquired, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the debt securities, the debt securities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the debt securities are equally and ratably secured.

Dividend and Other Payment Restrictions Affecting Domestic Subsidiaries. The indenture provides that the Company will not, and will not permit any of its Domestic Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Domestic Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date of initial issuance of debt securities of the applicable series and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the date of initial issuance of debt securities of the applicable series;

(2)	set forth in the indenture, the debt securities and the Guarantees;

(3)	existing under, by reason of or with respect to applicable law, rule, regulation or order;

(4)	with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements, or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	in the case of clause (3) of the first paragraph of this covenant:

(A)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the indenture; or

(C)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, materially detract from the value of property or assets of the Company or any Restricted Subsidiary thereof;

(6)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(7)	restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts, leases or other agreements entered into in the ordinary course of business; and

(8)	existing under, by reason of or with respect to customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture, partnership, or limited liability company agreements.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries. The indenture provides that the Company will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to issue, transfer, convey, sell, lease or otherwise dispose of, any Equity Interests in any Restricted Subsidiary to any Person (other than the Company or a Restricted Subsidiary or shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of Foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(1)	if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the covenant described above under the caption “—Limitation on Restricted Payments” if made on the date of such issuance or sale; or

(2)	sales of Equity Interests of a Restricted Subsidiary by the Company or a Restricted Subsidiary; provided that the Company or such Restricted Subsidiary complies with the covenant described above under “—Asset Sales.”

Guarantees. The indenture provides that the Company will not permit any of its Restricted Subsidiaries (other than any Foreign Restricted Subsidiary (excluding any RMH GE Entity) or any Insignificant Subsidiary), directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any of the Company’s other Restricted Subsidiaries unless such Restricted Subsidiary (x) is a Guarantor under the indenture or (y) becomes a Guarantor under the indenture and simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the debt securities by such Restricted Subsidiary, provided that such Guarantee shall be senior to or pari passu with such Subsidiary’s guarantee of such other Indebtedness. In addition, the indenture provides that, in the event that any Restricted Subsidiary that is an Insignificant Subsidiary ceases to be an Insignificant Subsidiary, then such Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and, if requested, deliver an opinion of counsel to the trustee. The form of the Guarantee is attached as an exhibit to the indenture.

A Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, provided that immediately after giving effect to that transaction, no Default or Event of Default exists.

The Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “—Asset Sales”;

(2)	if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the indenture; or

(3)	upon the release or discharge of the guarantee (including the guarantee under the Credit Agreement) which resulted in the creation of such Guarantee pursuant to this covenant (except a discharge or release by or as a result of payment under such Guarantee); provided that such Guarantor does not have any preferred stock outstanding at such time that is not held by the Company or any Guarantor.

Designation of Restricted and Unrestricted Subsidiaries. The indenture provides that, unless designated as an Unrestricted Subsidiary, each newly acquired or created Subsidiary or a Restricted Subsidiary shall be a Restricted Subsidiary. Any Restricted Subsidiary may be designated by the Company as an Unrestricted Subsidiary; provided that:

(1)	any guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Limitation on Indebtedness”;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Limitation on Restricted Payments”;

(3)	such Subsidiary does not hold any Liens (other than Permitted Liens) on any property of the Company or any Restricted Subsidiary thereof; and

(4)	no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the indenture.

The indenture provides that the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Limitation on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Limitation on Restricted Payments”;

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Limitation on Liens”; and

(4)	no Default or Event of Default would be in existence following such designation.

Reports. The indenture provides that the Company shall supply without cost to each holder, and file with the trustee (if not otherwise filed with the trustee pursuant to the indenture) within 30 days after the Company is required to file the same with the Commission, copies of the annual reports and quarterly reports and of the information, documents and other reports which the Company may be required to file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act. If the Company is not required to file with the Commission such reports and other information referred to in the immediately preceding sentence, the Company shall furnish without cost to each holder and file with the trustee (i) within 140 days after the end of each fiscal year, annual reports containing the information required to be contained in Items 1, 2, 3, 6, 7, 8 and 9 of Form 10-K promulgated under the Exchange Act, or substantially the same information required to be contained in comparable items of any successor form, and (ii) within 75 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the information required to be contained in Form 10-Q, promulgated under the Exchange Act, or substantially the same information required to be contained in any successor form. Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the holders and the trustee if the Company has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available; provided, however, that the trustee will have no responsibilities whatsoever to determine whether such filing has occurred.

At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, upon the request of a holder of a restricted debt security, the Company shall promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) to such holder or to a prospective purchaser of such restricted debt security designated by such holder, as the case may be, in order to permit compliance by such holder with Rule 144A under the Securities Act.

Consolidation, Merger and Sale of Assets. The Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless: (1) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes by a supplemental indenture all of the obligations of the Company under the debt securities and the indenture, (2) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (3) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, shall have by amendment to its applicable Guarantee confirmed that such Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the debt securities and the indenture, and (4) immediately after such transaction, and after giving effect thereto, the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition is made, would be able to incur at least $1.00 of additional Indebtedness pursuant to the Cash Flow Ratio test set forth in the first paragraph under the covenant described under the caption “—Limitation on Indebtedness.”

Events of Default

The following are Events of Default with respect to any series of debt securities under the indenture:

(1)	default for 30 days in payment of interest on any of the debt securities of that series;

(2)	default in payment of principal of (or premium, if any, on) any of the debt securities of that series at maturity, upon acceleration or otherwise;

(3)	failure to comply with any other covenant or agreement of the Company or any Restricted Subsidiary under the indenture in respect of debt securities of that series, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the indenture;

(4)	default or defaults under any mortgage, indenture or instrument that secures or evidences any Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $50.0 million or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Company or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which has resulted in the acceleration of such Indebtedness;

(5)	the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary in an aggregate amount exceeding $50.0 million, which remain undischarged and unbonded for a period (during which execution has not been effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor;

(6)	except as permitted by the indenture, the Guarantee of any Subsidiary that is not an Insignificant Subsidiary Guaranteeing debt securities of that series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm in writing its obligations under its Guarantee Guaranteeing debt securities of that series; and

(7)	certain events of bankruptcy or insolvency with respect to the Company, any Guarantor that is not an Insignificant Subsidiary or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

If an Event of Default (other than as specified in clause (7) above) occurs and is continuing with respect to debt securities of any series, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series, by written notice to the Company (and to the trustee if such notice is given by the holders), may declare all the unpaid principal of and interest on the debt securities of such series to be due and payable as provided in the indenture. Upon a declaration of acceleration, such principal and accrued interest will be due and payable 10 days after receipt by the Company of such written notice. No action on the part of the trustee or any holder of such debt securities is required for such acceleration if an Event of Default specified in clause (7) above has occurred and is continuing with respect to the Company. Any Event of Default with respect to one series of debt securities is not necessarily an Event of Default for another series.

The holders of at least a majority in principal amount of the debt securities of any series may rescind an acceleration and its consequences with respect to such series if (1) all existing Events of Default, other than the nonpayment of principal of or interest on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

A declaration of acceleration by holders of debt securities of any series because of an Event of Default specified in clause (4) of the third preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the debt securities of such series and no other Event of Default had occurred and not been cured or waived during such period. The holders of a majority in principal amount of the debt securities of any series also have the right to waive certain past defaults under the indenture with respect to such series.

No holder of debt securities of any series issued under the indenture has any right to institute any proceeding with respect to debt securities of such series, the indenture or for any remedy thereunder, unless (1) such holder has previously given to the trustee written notice of a continuing Event of Default under the indenture, (2) the holders of at least 25% in principal amount of the outstanding debt securities of such series have made written request and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as the trustee under the indenture, (3) the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of such series a direction inconsistent with such request, and (4) the trustee has failed to institute such proceeding within 60 days after receipt of such notice. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or interest on such debt security on or after the respective due dates expressed in such debt security.

During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the debt securities of each series affected, voting as a separate class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series under the indenture.

The Company is required to furnish to the trustee an annual statement as to the performance by the Company of its obligations under the indenture and as to any default in such performance.

Defeasance

Unless otherwise specified in the applicable supplemental indenture, the Company at any time may terminate all of its and the Guarantors’ respective obligations with respect to the debt securities of any series (“defeasance”), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities. Unless otherwise specified in the applicable supplemental indenture, the Company may also at any time terminate all obligations under the covenants set forth in the indenture with respect to any series of debt securities, which are described under “— Certain Covenants” above, and any omission to comply with such obligations will not constitute a Default or an Event of Default (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance, (1) the Company must irrevocably deposit in trust, for the benefit of the holders, with the trustee money or government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the debt securities of the series being defeased to redemption or maturity (the “Defeasance Trust”), (2) the Company must deliver opinions of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), and (3) the Company must comply with certain other conditions.

Satisfaction and Discharge of the Indenture, the Debt Securities and the Guarantees

The indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities, as expressly provided for in the indenture) as to all outstanding debt securities of any series and Guarantees when either (1) all such debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid) have been delivered to the trustee for cancellation and the Company has paid all sums payable by the Company under the indenture or (2) all such debt securities not theretofore delivered to the trustee for cancellation (a) have become due and payable, or (b) will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal and interest to the date of deposit (if such debt securities are then due and payable) or to the maturity date, and the Company has paid all other sums payable by the Company under the indenture.

Modification and Waiver

Modifications and amendments of the indenture or of debt securities of any series or the Guarantees issued thereunder may be made by the Company and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the proposed modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the holders of all then outstanding debt securities of the affected series,

•	change the stated maturity of the principal of, or any installment of interest on, a debt security of that series;

•	reduce the principal amount of or interest on a debt security of that series;

•	change the coin or currency in which a debt security of that series or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to a debt security or a Guarantee of that series after the stated maturity;

•	release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

•	amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” after such Change of Control has occurred, including amending, changing or modifying any definition relating thereto;

•	reduce the percentage in principal amount of the debt securities of that series and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults, except to increase the percentage of outstanding debt securities of that series required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby.

The holders of a majority in aggregate principal amount of the debt securities of any series may waive compliance with certain restrictive covenants and provisions of the indenture with respect to that series.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture, dated June 30, 2011, relating to the Company’s 7.75% Senior Notes due 2021, and the indenture, dated December 10, 2012, relating to the Company’s 4.75% Senior Notes due 2022 and may maintain other banking arrangements with us and our Subsidiaries in the ordinary course of business.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to registered debt securities issued in global — i.e., book-entry form. First we describe the difference between legal ownership and indirect ownership of registered debt securities. Then we describe special provisions that apply to global debt securities.

Who Is the Legal Owner of a Registered Debt Security?

Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. We refer to those who have debt securities registered in their own names, on the books that we or the trustee or other agent maintain for this purpose, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect owners of those debt securities. As we discuss below, indirect owners are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

We will issue each debt security in book-entry form only. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the debt securities.

Street Name Owners

In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those debt securities.

Legal Holders

Our obligations as well as the obligations of the trustee under any indenture and any other third parties employed by us, the trustee or any of those agents, run only to the holders of the debt securities. We have no obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indenture for a series of debt securities or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant debt securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those debt securities. When we refer to “your debt securities” in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exchange or convert a debt security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

We will issue each debt security in book-entry form only. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any debt security for this purpose is called the “depositary” for that debt security. A debt security will usually have only one depositary but it may have more.

Each series of debt securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the debt securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the debt securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your debt securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual debt securities. Generally, all debt securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple debt securities of the same kind that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your debt securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global security will not be a holder of the debt security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “— Who Is the Legal Owner of a Registered Debt Security?”;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of debt securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the debt securities. For example, in the case of a global security representing preferred stock or depositary shares, a beneficial owner will be entitled to obtain a non-global security representing its interest by making a written request to the transfer agent or other agent designated by us. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Debt Security?.”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

If a global security is terminated, only the depositary, and not we or the trustee for any debt securities is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	directly to one or more purchasers; or

•	through agents.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the names of underwriters, dealers or agents retained. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities are listed.

The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to some conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the securities of as much as 15-20% by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus will be delivered to each purchaser of securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act, as if the purchaser purchased securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future.

These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

VALIDITY OF THE DEBT SECURITIES AND GUARANTEES

In connection with particular offerings of the debt securities and related guarantees in the future, and if stated in the applicable prospectus supplement, the validity of those debt securities and related guarantees may be passed upon for the Company by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements and financial statement schedule of AMC Networks Inc. and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, are incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$750,000,000

AMC Networks Inc.

    % Senior Notes due 2024

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Morgan Stanley

Citigroup

J.P. Morgan

Barclays

BNP PARIBAS

Credit Agricole CIB

Scotiabank

SunTrust Robinson Humphrey

US Bancorp

Fifth Third Securities

Goldman, Sachs & Co.

UBS Investment Bank